  As filed with the Securities and Exchange Commission on September 24, 1999.
                                                           Registration No.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                             LIFEMINDERS.COM, INC.
            (Exact name of Registrant as specified in its charter)

                                ---------------

            Delaware                              7311                            52-1990403
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)            Identification No.)

                                ---------------
                             1110 Herndon Parkway
                               Herndon, VA 20170
                                (703) 707-8261
  (Address, including zip code, and telephone number, including area code,of registrant's principal executive offices)

                                ---------------
                            Stephen R. Chapin, Jr.
                     President and Chief Executive Officer
                             LifeMinders.com, Inc.
                             1110 Herndon Parkway
                               Herndon, VA 20170
                                (703) 707-8261
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:

              John L. Sullivan, III                                Stephen A. Riddick
                Donald P. Creston                           Brobeck, Phleger & Harrison LLP
               James P. Dvorak, Jr.                             701 Pennsylvania Avenue
         Venable, Baetjer and Howard, LLP                              Suite 220
               2010 Corporate Ridge                               Washington, DC 20004
                    Suite 400                                        (202) 220-6000
                 McLean, VA 22102
                  (703) 760-1600

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                ---------------
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
             Title of Each Class of              Proposed Maximum Aggregate
          Securities to be Registered                Offering Price(2)      Amount of Registration Fee
------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share........         $57,500,000                  $15,985
------------------------------------------------------------------------------------------------------

(1) Includes      shares of common stock which may be purchased by the
    underwriters to cover over-allotments, if any.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

                                ---------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+Underwriters may not confirm sales of these securities until the registration + +statement filed with the Securities and Exchange Commission is effective. +
+This prospectus is not an offer to sell these securities and it is not        +
+soliciting offers to buy these securities in any jurisdiction where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1999

PROSPECTUS

                                      Shares

                             LIFEMINDERS.COM, INC.

                                     [LOGO]

                                  Common Stock

  This is an initial public offering of common stock by LifeMinders.com, Inc.
The estimated initial public offering price will be between $   and $   per
share.

                                 ------------

  Prior to this offering, there has been no public market for the common stock. LifeMinders.com has applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol "LMIN."

                                                                 Per Share Total
                                                                 --------- -----
   Initial public offering price................................    $       $
   Underwriting discounts and commissions.......................    $       $
   Proceeds to LifeMinders.com, Inc., before expenses...........    $       $

  LifeMinders.com has granted the underwriters an option for a period of 30 days to purchase up to additional shares of common stock.

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 6.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Hambrecht & Quist
         Thomas Weisel Partners LLC
                                PaineWebber Incorporated
                                                         Wit Capital Corporation

    , 1999

[LifeMinders.com will insert a three page, four-color gatefold which will reinforce the brand's positioning and identity, and briefly describe the Company's business model. It will include a headline and body copy which communicates the life management system that LifeMinders.com provides its members. The layout will include an e-mail template, corresponding copy and the Company's logo and tagline.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1

Risk Factors.............................................................   6

Forward-Looking Statements...............................................  17

Use of Proceeds..........................................................  17

Dividend Policy..........................................................  17

Capitalization...........................................................  18

Dilution.................................................................  19

Selected Financial Information...........................................  20

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23

Business.................................................................  32

Management...............................................................  44

Certain Transactions.....................................................  52

Principal Stockholders...................................................  54

Description of Capital Stock.............................................  56

Shares Eligible for Future Sale..........................................  58

Underwriting.............................................................  60

Legal Matters............................................................  63

Experts..................................................................  63

Additional Information...................................................  63

Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the notes to those statements, before making an investment decision.

                                LIFEMINDERS.COM

   We are a leading online direct marketing company that provides personalized content and advertisements via e-mail to a loyal community of members. Our e-mail messages contain helpful reminders and tips that enable our members to better organize and manage their busy lives. Our proprietary member information and highly-precise targeting capabilities provide our advertising partners the opportunity to more effectively reach their target markets. As of August 31, 1999, we had approximately 2.7 million members, creating more than 12.1 million profiles. As of the same date, we had 52 advertising partners. The value of our service to our members is also evidenced by our growth: we have added almost all of our members and profiles since January 1, 1999, when we had 15,800 members and 41,000 profiles.

   Members can create profiles in one or more of our ten e-mail categories including family, entertainment, home, personal events, pet, automotive, health, personal finance, travel and shopping. On average each member creates profiles in four e-mail categories and receives an average of eight e-mails per month. We gather member profile data from several sources, including information provided by our members during the sign up process and through member preferences and buying habits automatically collected through interaction with our e-mail messages. We also supplement our profile data with information obtained from third party sources. Our proprietary matching process correlates member profile data to uniquely tagged content that we personalize and deliver to each member via e-mail. Using our direct marketing expertise and our proprietary member database we create highly-targeted e-mail messages that enable our advertising partners to reach a receptive audience. We generate revenue primarily through advertising, opt-in services and sponsorships.

The Online Direct Marketing Opportunity

   According to the Direct Marketing Association, advertising expenditures in the United States totaled $285.2 billion in 1998, of which approximately $162.7 billion or 57% was spent on direct marketing and 43% on brand advertising. Traditional advertisers and direct marketers face numerous challenges, primarily the inability to accurately target consumers resulting in low return on advertising investments. While the Internet offers advertisers a number of advantages over traditional media, there remain significant challenges to realizing the full potential of online advertising. Click rates for the top banner advertisements averaged approximately 0.6% during the month of August 1999, as reported by Nielsen//NetRatings. Furthermore, large, unsolicited e-mail message campaigns or "spamming," have met with considerable negative consumer reaction and low response rates. As a result of the limitations in both online advertising and direct marketing, businesses continue to seek more effective approaches to deliver highly-targeted advertisements in a more personalized and content-rich editorial environment from which advertisers receive real-time feedback.

   At the same time, many Internet users seeking greater personalized content have increasingly migrated from broadbased, untargeted portals and search sites to vertically-oriented portals and online communities which were designed to provide an improved platform for Internet users with similar interests to obtain relevant information. We believe that these sites continue to provide a poor context for users to discover customized and individual content because users lack the affinity and opportunity to relate personally to their online experiences. Accordingly, we believe that Internet users have a significant and growing need for a trusted online service that can automatically provide relevant, personalized and timely information.

Our Solution

   Our solution offers the following benefits to both our members and our advertising partners:

 Benefits to Members

  . Highly targeted and relevant content that becomes more personalized and useful as our members continue to interact with our e-mail messages

  . Enhanced personalization and user efficiency that enables our members to avoid the mass of extraneous information received through untargeted e-mails and obtained from most portals and search engines

  . Access to e-commerce opportunities that are delivered within our relevant and timely e-mail messages and highlight useful and appropriate products and services based on each member's profile

  . Member trust and confidence developed by providing content that our members consider valuable without compromising their privacy

 Benefits to Advertising Partners

  . Large and targeted member base of approximately 2.7 million members who have created more than 12.1 million profiles and have generated extensive demographic, behavioral and performance information

  . Detailed real-time reporting and proprietary data mining technology that provides our advertising partners the ability to immediately determine the effectiveness of a given advertising campaign and to precisely target their marketing messages

  . Enhanced targeting capability and increased return on advertising investment based on our ability to target members on numerous variables resulting in high click through rates and low delivery costs

Our Strategy

   Our objective is to be the leading online direct marketing company that provides personalized content and advertisements via e-mail to a loyal community of users. The key elements of this strategy include:

  . Aggressively and cost-effectively expanding our member base

  . Improving member experience and retention

  . Expanding and pursuing multiple revenue streams

  . Enhancing advertiser effectiveness

  . Increasing awareness and understanding of the LifeMinders.com brand

  . Pursuing strategic acquisitions and alliances

   We were incorporated in Maryland on August 9, 1996 and reincorporated in Delaware on July 2, 1999. Our principal executive offices are located at 1110 Herndon Parkway, Herndon, Virginia 20170 and our telephone number is (703) 707-8261.

   We maintain a Web site on the World Wide Web at www.lifeminders.com. The information on our Web site is not part of this prospectus. We have filed trademark applications for "LifeMinders.com," "LifeMinders," "backslashSanity" and the LifeMinders.com logo. All brand names and trademarks appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING

Common stock offered by                        shares
 LifeMinders.com........................

Common stock to be outstanding after           shares
 this offering..........................

Underwriters' over-allotment option.....       shares

Use of proceeds.........................    Primarily for general corporate
                                            purposes, including working
                                            capital, marketing, member
                                            acquisition activities, capital
                                            expenditures, and potential
                                            strategic acquisitions or
                                            investments. See "Use of Proceeds."

Proposed Nasdaq National Market             LMIN
 Symbol.................................

                         SUMMARY FINANCIAL INFORMATION

                           Period from
                            August 9,
                          1996 (date of       Year Ended            Six Months Ended
                          inception) to      December 31,               June 30,
                          December 31,  -----------------------  ------------------------
                              1996         1997        1998         1998        1999(1)
                          ------------- ----------  -----------  -----------  -----------
                                                                 (unaudited)  (unaudited)
Statement of Operations
 Data:
Revenue.................    $    --     $   67,126  $    56,750  $      --    $ 1,442,221
Gross margin (loss).....         --         29,877       (2,722)    (11,774)    1,196,308
Loss from operations....     (35,073)     (485,078)  (1,971,721)   (802,308)   (6,676,232)
Net loss................     (35,073)     (479,100)  (1,947,206)   (788,735)   (6,608,009)
Net loss available to
 common stockholders....     (35,073)     (479,100)  (2,104,243)   (848,698)   (6,839,631)
Basic and diluted net
 loss per common share..    $  (0.05)   $    (0.24) $     (0.80) $    (0.32)  $     (2.61)
                            ========    ==========  ===========  ==========   ===========
Weighted average common
 shares outstanding
 (basic and diluted)....     638,576     2,024,183    2,620,000   2,620,000     2,620,083
                            ========    ==========  ===========  ==========   ===========
Pro forma basic and
 diluted net loss per
 common share...........                            $     (0.51)              $     (0.95)
                                                    ===========               ===========
Pro forma weighted
 average common shares
 and common share
 equivalents (basic and
 diluted)...............                              4,161,667                 7,179,206
                                                    ===========               ===========

                                              As of June 30, 1999
                                  ---------------------------------------------
                                    Actual     Pro Forma  Pro Forma As Adjusted
                                  -----------  ---------- ---------------------
                                  (unaudited)
Balance Sheet Data:
Cash and cash equivalents.......  $ 7,036,864  $7,036,864
Working capital.................    7,110,846   7,110,846
Total assets....................    9,775,211   9,775,211
Long term debt, including
 current maturities.............      161,986     161,986
Mandatorily redeemable
 convertible preferred stock....   16,704,114         --
Stockholders' equity (deficit)..   (8,946,197)  7,757,917

(1) Summary Statement of Operations Data for the Three Month Periods Ended March 31, and June 30, 1999 and for the Six Months Ended June 30, 1999

                                      Three Months Ended      Six Months Ended
                                    ------------------------  ----------------
                                     March 31,    June 30,        June 30,
                                       1999         1999            1999
                                    -----------  -----------  ----------------
                                    (unaudited)  (unaudited)    (unaudited)
Revenue............................ $    23,322  $ 1,418,899    $ 1,442,221
Gross margin (loss)................     (75,192)   1,271,500      1,196,308
Loss from operations...............  (1,647,525)  (5,028,707)    (6,676,232)
Net loss...........................  (1,624,745)  (4,983,264)    (6,608,009)
Net loss available to common
 stockholders...................... $(1,724,791) $(5,114,840)   $(6,839,631)

   The "pro forma" basic and diluted net loss per common share is computed using the weighted average number of common shares outstanding giving effect to the automatic conversion of the Series A, B, C and D mandatory redeemable convertible preferred stock into shares of our common stock upon the consummation of this offering. The "pro forma" summary balance sheet data as of June 30, 1999 reflects the events described above as if such events had occurred as of June 30, 1999. The "pro forma as adjusted" summary balance sheet
as of June 30, 1999 reflects the sale of    shares of our common stock at an
assumed initial offering price of $   per share and reflects the sale of and
conversion into common stock of 2,791,993 shares of our Series E mandatorily redeemable convertible preferred stock at $8.09 per share, and our receipt of the estimated net proceeds of those offerings.

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and the related notes. The risks and uncertainties described below are not the only ones potentially affecting our company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect our company. If any of the following risks occur, our business, results of operations or financial condition could be materially harmed. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Related to Our Business

We have a history of losses and expect continued losses for the foreseeable future.

   We have not achieved profitability in any previous quarter, and given our planned level of operating expenses, we expect to continue to incur operating losses for the foreseeable future. Our accumulated deficit as of June 30, 1999 was approximately $8.9 million. We incurred net losses of $1.9 million for the year ended December 31, 1998 and $6.6 million for the six months ended June 30, 1999. We plan to increase our operating expenses as we continue to acquire new members, build infrastructure and create brand awareness. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will significantly increase. Even if we were to achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

If we are unable to manage our expansion and expected growth effectively, our business, results of operations, financial condition and cash flows would suffer.

   Our success will depend in part on our ability to manage our growth and expansion effectively. Our ability to successfully offer our services and implement our business strategy requires an effective planning and management process. We continue to increase the scope of our operations and have increased the number of our employees substantially. In addition, we have only recently engaged several key members of our executive management team. We plan to expand our technology, sales, administrative and marketing organizations. These factors have placed and will continue to place a significant strain on our management systems and resources. We will need to continue to improve our operational, financial and managerial controls and reporting systems and procedures to expand, train and manage our workforce.

We have operated our business only for a short period of time and our online direct marketing business model is unproven.

   We have only a limited operating history upon which to evaluate our business and prospects. In addition, the potential profitability of our business model is unproven. The online direct marketing industry is relatively new and rapidly evolving. This presents many uncertainties that could require us to further refine or change our business model. We may not successfully execute our business strategy. As a result, we may not sustain revenue growth or achieve or sustain profitability. Before buying our common stock, you should carefully consider the risks and difficulties that are frequently encountered by early-stage companies in the e-commerce and direct marketing industries. These risks and difficulties include any:

  . inability to add new members to our program or retain members;

  . failure by advertisers, marketers or consumers to adopt and accept online direct marketing;

  . failure to maintain, expand and develop relationships with advertisers, marketers, partners, third-party Web sites and merchants;

  . inability to increase awareness of the LifeMinders.com brand;

  . inability to expand the breadth and depth of services we offer;

  . inability to develop and upgrade our technology to keep pace with the demands of the e-commerce and direct marketing industries;

  . failure to enforce and protect our intellectual property rights;

  . inability to hire or retain key employees;

  . inability to adapt to the changing advertising, marketing and Internet markets; and

  . inability to predict accurately future results of operations.

   If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition may be harmed. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" for detailed information on our historical operating results and cash flows.

The unpredictability of our quarterly results of operations and seasonal fluctuations in advertising and direct marketing activities makes it difficult to predict our financial performance.

   Our quarterly results of operations are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, some of which are outside of our control. These factors include:

  . changes in revenue levels resulting from the advertising and marketing budget requirements of individual advertisers and marketers;

  . changes in our pricing policies, the pricing policies of our competitors or the pricing policies for Internet advertising and marketing generally;

  . our ability to attract and retain advertising sales personnel;

  . changes in advertising and marketing costs that we incur to attract and retain members;

  . our rate of member acquisition and the level of activity of new and existing members;

  . the introduction of new products and services by us or by our competitors;

  . unexpected costs and delays resulting from the expansion of our operations; and

  . the occurrence of technical difficulties or unscheduled system downtime.

   We believe that our revenue will be subject to seasonal fluctuations as a result of general patterns of retail advertising and marketing, and consumer purchasing, which are typically higher during the fourth calendar quarter and lower in the following quarter. In addition, expenditures by advertisers and marketers tend to be cyclical, reflecting overall economic conditions and consumer buying patterns. Consequently, our results of operations could be harmed by a downturn in the general economy or a shift in consumer buying patterns.

   Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of our future performance. Our operating expenses are based on expected future revenue and are relatively fixed in the short term. If our revenue is lower than expected, we would incur greater than expected losses. In addition, during future periods our operating results likely will fall below the expectations of public market analysts and investors. In this event, the market price of our common stock likely would decline.

Our business will suffer if the acceptance of online advertising and direct marketing does not continue.

   We expect to derive a substantial portion of our revenue from online advertising and direct marketing, including both e-mail and Web-based programs. If these services do not continue to achieve market acceptance, we may not generate sufficient revenue to support our continued operations. The Internet has not existed long enough as an advertising medium to demonstrate its effectiveness relative to traditional advertising. Advertisers and advertising agencies that have historically relied on traditional advertising may be reluctant or slow to adopt online advertising. Many potential advertisers have limited or no experience using e-mail or the Web as an advertising medium. They may have allocated only a limited portion of their advertising budgets to online advertising, or may find online advertising to be less effective for promoting their products and services than traditional advertising media. If the market for online advertising fails to develop or develops more slowly than we expect, our business would be harmed.

   The market for e-mail advertising in general is vulnerable to the negative public perception associated with unsolicited e-mail, known as "spam." Public perception, press reports or governmental action related to spam could reduce the overall demand for e-mail advertising in general, which could harm our business, results of operations, financial condition and cash flows.

Our success depends on our ability to maintain and expand our member base.

   Our revenue is primarily derived from advertisers seeking targeted member groups in order to increase their return on advertising investments. If we are unable to maintain and expand our member base, advertisers could find our audience less attractive and effective for promoting their products and services and our business, results of operations and financial condition will be harmed. To date we have relied on referral-based marketing activities to attract a portion of our members and will continue to do so for the foreseeable future. This type of marketing is largely outside of our control and there can be no assurance that it will generate rates of growth in our member base comparable to what we have experienced to date.

   We would also be unable to grow our member base if a significant number of our current members stopped using our service. Members may discontinue using our service if they object to having their online activities tracked or they do not find our content useful. In addition, our service allows our members to easily unsubscribe at any time.

We rely on our editorial staff and third parties to develop and maintain relevant and appealing content.

   Relevant content is critical to attracting and maintaining our member base. Our editorial staff identifies and develops substantially all of our content utilizing content from third parties. If our editorial staff is unable to accurately and effectively identify and develop content that is relevant and appealing to our members, our business would suffer. Additionally, we license a small percentage of our content from third parties. The loss of or increase in cost of our licensed content may impair our ability to assimilate and maintain consistent, appealing content in our e-mail messages or maintain and improve the services we offer to consumers. We intend to continue to strategically license a portion of our content for our e-mails from third parties, including content that is integrated with internally developed content. These third party content licenses may be unavailable to us on commercially reasonable terms, and we may be unable to integrate third party content successfully. The inability to obtain any of these licenses could result in delays in product development or services until equivalent content can be identified, licensed and integrated. Any such delays in product development or services could negatively impact our business.

If we are unable to establish the LifeMinders.com brand, our business will be harmed.

   Developing a strong brand identity is critical to our business. The reputation of the LifeMinders.com brand will largely depend on our ability to promote and provide a high-quality experience for our members and advertisers. We intend to build our brand through expanded consumer and trade advertising, including national print, outdoor and broadcast placements, continued public relations campaigns, direct mail, participation in strategic industry events and sustained consumer communications campaigns. We have minimal practical experience with building our brand through these channels. Any advertising partner, member or merchant dissatisfaction with our online direct marketing program for reasons within or outside of our control could damage our reputation. Any damage to our reputation could harm our business, results of operations and financial condition and cash flows. If we expend additional resources to build the LifeMinders.com brand and do not generate a corresponding increase in revenue as a result of our branding efforts, or if we otherwise fail to promote our brand successfully, our business, results of operations, financial condition and cash flows would be harmed.

We face intense competition, and the failure to compete effectively could adversely affect our market share and results of operations.

   We face intense competition from both traditional and online advertising and direct marketing businesses. We expect competition to increase due to the lack of significant barriers to entry for online business generally. As we expand the scope of our product and service offerings, we may compete with a greater number of media companies across a wide range of advertising and direct marketing services. Our ability to generate significant revenue from advertisers will depend on our ability to differentiate ourselves through the technology and online direct marketing services we provide and to obtain adequate participation from consumers in our online direct marketing programs. The attractiveness of our program to current and potential members depends in large part on the attractiveness of the services that we offer. Currently, several companies offer competitive e-mail direct marketing services, including coolsavings.com, MyPoints.com, PostMasterDirect.com and YesMail.com. We also expect to face competition from online content providers, list aggregators as well as established online portals and community Web sites that engage in direct marketing programs. Additionally, we may face competition from traditional advertising agencies and direct marketing companies that may seek to offer online products or services.

   Many of our current competitors and potential new competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These advantages may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies, and make more attractive offers to potential employees, strategic partners and advertisers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective advertisers and advertising agency customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of our market share. We may not be able to compete successfully, and competitive pressures may harm our business, results of operations, financial condition and cash flows.

If we fail to adapt to rapid change in the online direct marketing industry or our internally developed systems cannot be modified properly for increased traffic or volume, our services may become obsolete.

   The online direct marketing industry is characterized by rapid change. The introduction of products and services embodying new technologies, the emergence of new industry standards and changing consumer needs and preferences could render our existing services obsolete and unmarketable. Our future success will depend in part on our ability to respond effectively to rapidly changing technologies, industry standards and customer requirements by adapting and improving the performance features and reliability of our services. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, any new enhancements to our products and services must meet the requirements of our current and prospective users. We could incur substantial costs to modify our services or infrastructure to adapt to rapid change in our industry.

We rely on our intellectual property rights and may be unable to protect these rights.

   Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we seek to protect through a combination of patent, copyright, trade secret and trademark law. We have one patent registered in the United States. We have entered into confidentiality or license agreements with our employees and consultants, and corporate and strategic partners and generally seek to control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for third parties to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We pursue the registration of our trade and service marks in the United States and internationally. We have registered trademarks for "HomeMinder," "Mindersoft," "EntertainmentMinder" and "GrowthMinder" in the United States and have filed 21 trademark applications in the United States, including applications for "backslashSanity," "LifeMinders.com" and the LifeMinders.com logo. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information is difficult.

   Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. The future viability or value of our proprietary rights is uncertain. In addition, the steps taken by us to protect our proprietary rights may not prevent misappropriation or infringement of our proprietary information. Any infringement or misappropriation of our proprietary information could harm our business, results of operations, financial condition and cash flows.

   We may have to litigate in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Such litigation would result in substantial costs and diversion of resources and management attention and could harm our business, results of operations, financial condition and cash flows.

   We have licensed, and may license in the future, elements of our trademarks and similar proprietary rights to third parties. Such partners may take actions that could reduce the value of our proprietary rights or diminish our reputation.

We may be subject to infringement claims based on intellectual property rights of others that may be time consuming and expensive to defend.

   There is a substantial risk of litigation regarding intellectual property rights in Internet-related businesses. Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. These claims and any resultant litigation may subject us to significant liability for damages, may result in invalidation of our proprietary rights and would be time-consuming and expensive to defend, even if not meritorious, and would result in the diversion of management time and attention. Any of these factors could harm our business, results of operations, financial condition and cash flows.

Our business could suffer due to a failure of our network infrastructure.

   Our success depends on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. The hardware infrastructure on which our system operates is located at PSINet in Reston, Virginia. Despite precautions taken by us, our system is susceptible to natural and man-made disasters such as earthquakes, fires, floods, power loss and vandalism. Further, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could be required to make capital expenditures in the event of unanticipated damage. We do not currently have fully redundant systems or a formal disaster recovery plan.

   In addition, our members depend on Internet service providers, or ISPs, for access to our Web site. Due to the rapid growth of the Internet, ISPs and Web sites have experienced significant system failures and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These problems could harm our business, results of operations, financial condition and cash flows.

Our management team has only worked together for a short period of time and may not function effectively.

   Many of our executive officers, including our Chief Financial Officer, Chief Technology Officer, Vice President, Marketing and Communications, and Vice President, Strategic Planning have joined our company in 1999. We may not successfully assimilate our recently hired officers and may not be able to successfully locate, hire, assimilate and retain qualified key management personnel. Our business is largely dependent on the personal efforts and abilities of our senior management, including Stephen R. Chapin, Jr., our President, Chief Executive Officer and Chairman of the Board, and other key personnel. Many of our officers or employees can terminate his or her employment relationship at any time. The loss of these key employees or our inability to attract or retain other qualified employees could seriously harm our business.

We may not be able to hire or retain key employees.

   Our future success will depend, in part, on our ability to attract and retain highly skilled employees, particularly management, sales and technical personnel. Competition for employees in high technology industries is intense. We may be unable to retain our key employees or to attract other highly qualified employees in the future. We have experienced difficulty from time to time in attracting the personnel necessary to support the growth of our business, and we may experience similar difficulty in the future. If we are unable to hire or retain key employees, our business, results of operations, financial condition and cash flows will be harmed.

We may face risks and costs associated with potential future acquisitions.

   As part of our business strategy, we intend to focus on acquiring, or making significant investments in, additional companies, products and technologies that complement our business. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire those companies on acceptable terms and integrate their operations successfully with our business. Such acquisitions may not be available at the times or on terms acceptable to us, or at all. We do not have any present understanding, nor are we having any discussions, relating to any significant acquisition or investment. Acquiring businesses, products, services or technologies involves many potential risks, including:

  . difficulty in assimilating them into our operations;

   .disruption of our ongoing business and distraction of our management and employees;

  . negative effects on reported results of operations due to acquisition-related charges and amortization of acquired technology and other intangibles; and

  . potential dilutive issuances of equity or equity-linked securities.

Any of these acquisition-related risks or costs could harm our business.

We may need more working capital to expand our business, and our prospects for obtaining additional financing are uncertain.

   We currently anticipate that our available cash resources, combined with the net proceeds from this offering will be sufficient to meet our anticipated capital expenditures and working capital requirements for the forseeable future. However, we may need to raise additional funds sooner to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses, or technologies. If we raise additional funds through the issuance of equity or equity-linked securities, the percentage ownership of our stockholders would be reduced. In addition, these securities may have rights, preferences or privileges senior to those of our stockholders. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of potential opportunities, develop or enhance services or products, or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be harmed by this limitation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of working capital and capital expenditures.

We may have difficulty executing our business strategy in international markets.

   An element of our growth strategy is to introduce our services in international markets. Our participation in international markets will be subject to a number of risks, including relative low levels of Internet usage in foreign countries, foreign government regulations, export license requirements, tariffs and taxes, fluctuations in currency exchange rates, introduction of the European Union common currency, difficulties in managing foreign operations and political and economic instability. To the extent our potential international members are impacted by currency devaluations, general economic crises or other negative economic events, the ability of our members to utilize our services could be diminished.

We may have liability for negligence, defamation or other matters for content contained in our e-mails.

   Because we distribute content to our members, we may be liable for defamation, negligence, copyright or trademark infringement or other matters. These types of claims have been brought, sometimes successfully, against online services in the past. Others could also sue us for the content that is accessible from our e-mails through links to other Web sites. Such claims might include, among others, that by directly or indirectly hosting the Web sites of third parties, we are liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is also possible that if any third-party content provided to our members contains errors, third parties could make claims against us for losses incurred in reliance on such information. Our general liability insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could negatively impact our reputation.

   We also enter into agreements with certain e-commerce partners under which we may be entitled to receive a share of certain revenue generated from the purchase of goods and services through direct links to our e-commerce partners from our e-mails. These agreements may expose us to additional legal risks and uncertainties, including potential liabilities to consumers of those products and services by virtue of our involvement in providing access to those products or services, even if we do not provide those products or services. Any indemnification provided to us in our agreements with these parties, if available, may not adequately protect us.

                     Risks Related to the Internet Industry

If we are unable to securely maintain and expand our member database, our business could be harmed.

   An important feature of our program is our ability to develop and maintain individual member profiles. Security and privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. As a result of these security and privacy concerns, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Use of our services could decline if any compromise of security occurred. In addition, if unauthorized third parties gain access to our system and alter or destroy information in our database, our ability to target direct marketing offers to members would be harmed. We could also be subject to legal claims from members. Any public perception that we engaged in unauthorized release of member information would adversely affect our ability to attract and retain members. Any of these events could harm our business, results of operations, financial condition and cash flows.

   We maintain a database containing personal information about our members. Our database may be accessed by unauthorized users accessing our systems remotely. If we experience a security breach, the integrity of our database may be jeopardized.

If the Internet infrastructure fails to develop or be adequately maintained, our business would be harmed because members may not be able to access our services.

   We depend on the Internet infrastructure to provide the performance, capacity and reliability needed to support the anticipated expansion of e-commerce on the Internet. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. Among other things, continued development of the Internet infrastructure will require a reliable network backbone with necessary speed, data capacity and security. Currently, there are regular failures of the Internet network infrastructure, and there are likely to be more in the future. These failures may undermine our advertising partners' and our members' confidence in the Internet as a viable commercial medium. Any actual or perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to government regulation. If outages or delays occur frequently in the future, e-commerce and the use of our services could grow more slowly than expected or decline, which could harm our business, results of operations, financial condition and cash flows.

We may be vulnerable to unauthorized access, computer viruses and other disruption problems that could adversely affect us.

   Our networks may be vulnerable to unauthorized and illegal access, computer viruses and other disruptive problems. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our members, which could harm our business, results of operations, financial condition and cash flows. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. ISPs and other online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Although we intend to continue to implement security measures, we cannot be certain that measures implemented by us will not be circumvented in the future.

Our business is subject to risks regarding secure transmission of confidential information over public networks.

   A necessity of online commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any such compromise of our security could harm our reputation and, therefore, our business.

Government regulation and legal uncertainties of doing business on the Internet could negatively impact our business.

   Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the cost of communicating on the Internet and negatively affect the demand for our direct marketing solutions or otherwise harm our business. Recently, the United States Congress enacted Internet legislation regarding children's privacy, copyright and taxation. A number of other laws and regulations may be adopted covering issues such as user privacy, pricing, acceptable content, taxation and quality of products and services. This legislation could hinder growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and direct marketing medium. In addition, the growing use of the Internet has burdened the existing telecommunications infrastructure and has caused interruptions in telephone service. Telephone carriers have petitioned the government to regulate and impose fees on ISPs and other online service providers in a manner similar to long distance carriers. The European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of member information. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws including those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business could suffer with the adoption or modification of laws or regulations relating to the Internet, or the application of existing laws to the Internet. For additional discussion of potential governmental intervention, please see "Business-Government Regulation."

Sweepstakes regulation may limit our ability to conduct sweepstakes and other contests, which could negatively impact our business.

   The conduct of sweepstakes, lotteries and similar contests, including by means of the Internet, is subject to extensive federal, state and local regulation, which may restrict our ability to offer contests and sweepstakes in some geographic areas or altogether. Any restrictions on these promotions could adversely affect our ability to attract and retain members.

We face a number of unknown risks associated with the Year 2000 problem, any of which may harm our business.

   We are in the process of testing our internal information technology, or IT, and non-IT systems for Year 2000 compliance. Based on the testing we have performed, we believe that our software is Year 2000 compliant. In addition, based upon an initial evaluation of our broader list of software and hardware providers, we believe that all of these providers are in the process of reviewing and implementing their own Year 2000 compliance programs. We depend heavily on the uninterrupted availability of the Internet infrastructure to conduct our business. We are dependent upon the success of the Year 2000 compliance efforts of third party providers of hardware and software and third party network providers. If we, third party providers of hardware and software or our third party network providers fail to remedy any Year 2000 issues, the result could be lost revenue, increased operating costs, the loss of customers and other business interruptions, any of which could harm our business. Moreover, the failure to adequately address Year 2000 compliance issues in our products and systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time consuming to defend. A more detailed description of our Year 2000 compliance is in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

                         Risks Related to the Offering

After the offering, our executive officers and directors will retain substantial voting control which will allow them to influence the outcome of matters submitted to stockholders for approval.

   We anticipate that our executive officers, our directors and entities
affiliated with them will, in the aggregate, beneficially own approximately   %
of our outstanding common stock following the completion of this offering, or
 % assuming exercise of the underwriters option to purchase additional shares. As a result, these stockholders will retain substantial control over matters requiring approval by our stockholders, such as the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control. See "Principal Stockholders" for more information relating to the ownership positions of our executive officers and directors.

The substantial number of shares that will be eligible for sale in the near future may cause the market price of our common stock to decline.

   A substantial number of shares of common stock will be available for sale in the public market following this offering, which could adversely affect the market price for our common stock. See "Shares Eligible for Future Sale" for a more detailed description of the eligibility of shares of our common stock for future sale.

A public market for our securities may not develop or be sustained.

   There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our common stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. You may not be able to resell your shares at or above the initial public offering price.

Our stock price could be volatile following this offering which could lead to class action litigation.

   The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. In the past, securities class action litigation has often been instituted against a company following periods of volatility in that company's stock price. This type of litigation could result in substantial costs and could divert our management's attention and resources, which could harm our business.

You will experience an immediate and substantial dilution in the book value of your investment.

   The initial public offering price of our common stock is substantially higher than what the net tangible book value per share of the common stock will be immediately after this offering. If you purchase our common stock in this
offering, you will incur immediate dilution of approximately $    in the net
tangible book value per share of our common stock from the price you pay for
our common stock based upon an assumed initial public offering price of $   per
share. The exercise of outstanding options and warrants may result in further dilution.

Our management will have broad discretion in using the proceeds of this offering and we cannot assure you that we will effectively utilize the proceeds.

   We intend to use the net proceeds from the sale of the common stock for general corporate purposes, including working capital, marketing, member acquisition activities, capital expenditures, and for potential acquisitions or investments. Our management has not determined how it will allocate the proceeds among the anticipated uses. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering and you will not have the opportunity, as part of your investment decision, to assess whether management is using the proceeds appropriately. Management has flexibility to use the net proceeds for corporate purposes and cannot assure that the proceeds will be expended effectively. Until the proceeds are needed, we plan to invest them in investment-grade, interest-bearing securities. The failure of management to apply these funds effectively could harm our business.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control of our company.

   Our Restated Certificate of Incorporation and Bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable by authorizing the issuance of "blank check" preferred stock and providing for a classified board of directors with staggered, three-year terms. Certain provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. For a detailed description of the anti-takeover provisions in our charter documents, see "Description of CapitalStock--Anti-takeover Effects of Provision of the Restated Certificate of Incorporation, Bylaws and Delaware Law."

                           FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of    shares of common stock
we are offering will be approximately $   million ($   million if the
underwriters exercise their over-allotment option in full) at an assumed
initial public offering price of $   and after deducting estimated offering
expenses of $   and underwriting discounts and commissions payable by us.

   We expect to use the net proceeds for general corporate purposes, including working capital, marketing, member acquisition activities and capital expenditures. A portion of the net proceeds may also be used to acquire or invest in businesses, or technologies, that are complementary to our business. We have no current agreements or commitments with respect to any such acquisitions or investments. Our management will have broad discretion concerning the use of the net proceeds of the offering. Pending these uses, we intend to invest the net proceeds of this offering in investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock or other securities and do not currently anticipate paying cash dividends in the foreseeable future. Our credit facilities with Imperial Bank currently prohibit the payment of dividends.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999:

  . On an actual basis;

  . On a "pro forma" basis to reflect the automatic conversion of all outstanding shares of our mandatorily redeemable convertible preferred stock into 6,873,247 shares of our common stock upon the consummation of this offering; and

  . On a "pro forma as adjusted" basis to reflect the sale of    shares of
    our common stock at an assumed initial public offering price of $   per
    share and reflects the sale and conversion into common stock of 2,791,993 shares of our Series E mandatorily redeemable convertible preferred stock at $8.09 per share and our receipt of the estimated net proceeds of those offerings.

   The information below assumes an initial public offering price of $   as
reduced for underwriting discounts, commissions and expenses incurred in connection with the offering. The following table does not reflect 1,083,906 shares of common stock issuable upon exercise of options outstanding as of June 30, 1999 at a weighted average exercise price of $1.20 per share.

   This information should be read in conjunction with our consolidated financial statements and the notes appearing at the end of the financial statements included in this prospectus.

                                                    June 30, 1999
                                          ------------------------------------
                                            Actual        Pro       Pro Forma
                                          (unaudited)    Forma     As Adjusted
                                          -----------  ----------  -----------
Cash and cash equivalents................ $ 7,036,864  $7,036,864
                                          ===========  ==========
Long-term debt, including current
 portion.................................     161,986     161,986
                                          -----------  ----------
Mandatorily redeemable convertible
 preferred stock, $0.01 par value;
 1,000,000 Series A shares, 1,000,000
 Series B shares, 2,620,373 Series C
 shares, 2,252,874 Series D shares
 authorized, issued and outstanding
 (actual); no shares authorized, issued
 and outstanding (pro forma and pro forma
 as adjusted)............................  16,704,114         --
                                          -----------  ----------
Stockholders' equity (deficit):
  Common stock, $.01 par value,
   20,000,000 shares authorized,
   2,627,500 issued and outstanding
   (actual); 9,500,747 shares issued and
   outstanding on a pro forma basis;
   shares issued and outstanding on a pro
   forma as adjusted basis...............      26,275      95,007
  Additional paid-in capital.............   1,410,253  18,045,635
  Deferred compensation..................  (1,313,337) (1,313,337)
  Accumulated deficit....................  (9,069,388) (9,069,388)
                                          -----------  ----------
Total stockholders' (deficit) equity.....  (8,946,197)  7,757,917
                                          -----------  ----------
Total capitalization..................... $ 7,919,903  $7,919,903
                                          ===========  ==========

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 1999 was $7,757,917, or approximately $0.82 per share of common stock. Pro forma net tangible book value per share represents the amount of our total assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of each share of Series A, Series B, Series C and Series D mandatorily redeemable convertible preferred stock into one share of common stock upon completion of this offering. After giving effect to the
sale of the    shares of common stock offered hereby at an assumed initial
public offering price of $   per share and after deducting the estimated
underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value as of June 30, 1999 would have been $ , or
approximately $   per share. This represents an immediate increase in pro forma
net tangible book value of $   per share to existing stockholders and an
immediate dilution in net tangible book value of $   per share to new investors
of common stock in this offering. Based upon the midpoint of the offering price
range, new investors will pay $   per share and the net tangible book value per
share is expected to be $   immediately after the offering. The net tangible
book value per share represents the per share value of our tangible assets after subtracting our liabilities. Further, investors in this offering will
contribute approximately    % of our net tangible assets, but will own
approximately   % of our company. The following table illustrates this dilution on a per share basis:

  Assumed initial public offering price per share......................... $
   Pro forma net tangible book value per share as of June 30, 1999........ $0.82
   Increase per share attributable to new investors....................... $
  Pro forma net tangible book value per share after the offering.......... $
  Dilution per share to new investors..................................... $

   The following table summarizes as of June 30, 1999, on the pro forma basis described above, the number of shares of capital stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this
offering at an assumed initial public offering price of $   , before deducting
the estimated underwriting discount and commissions and estimated offering expenses:

                            Shares Purchased       Total Consideration       Average
                            -------------------    ----------------------     Price
                            Number     Percent      Amount      Percent     Per Share
                            --------   --------    ---------   ----------   ---------
   Existing stockholders...                      %  $                     %    $
   New investors...........
                             --------    --------   ---------    ---------
     Total.................                   100%  $                  100%
                             ========    ========                =========

   The table above excludes options and warrants to purchase 1,083,906 shares of common stock at a weighted average exercise price of $1.20 per share issued and outstanding as of June 30, 1999 under our stock option plan. In addition, as of June 30, 1999, there were 544,650 shares available for issuance under our stock option plan. To the extent that any of these outstanding options and warrants are exercised, there will be further dilution to new investors.

                         SELECTED FINANCIAL INFORMATION

   We present below selected financial information for our company. The summary historical balance sheet data as of December 31, 1997 and 1998, and the summary historical statement of operations data for the period from August 9, 1996 (Date of Inception) to December 31, 1996 and for each of the years ended December 31, 1997 and 1998, and have been derived from our audited financial statements that are included elsewhere in this prospectus. The summary historical balance sheet data as of December 31, 1996 has been derived from our audited financial statements that are not included in this prospectus. PricewaterhouseCoopers LLP has audited the financial statements for the period from August 9, 1996 (Date of Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. The summary historical balance sheet data as of June 30, 1999 and the summary historical statement of operations for the six months ended June 30, 1998 and 1999 have been derived from our unaudited financial statements that are included elsewhere in this prospectus. The unaudited financial statements include, in the opinion of our management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the information set forth.

                           Period from
                          August 9, 1996
                             (Date of         Year Ended           Six Months Ended
                          Inception) to      December 31,              June 30,
                           December 31,  ----------------------  ----------------------
                               1996        1997        1998        1998       1999(1)
                          -------------- ---------  -----------  ---------  -----------
                                                                      (unaudited)
Statement of Operations
 Data:
Revenue.................     $    --     $  67,126  $    56,750  $     --   $ 1,442,221
Cost of revenue.........          --        37,249       59,472     11,774      245,913
                             --------    ---------  -----------  ---------  -----------
Gross margin (loss).....          --        29,877       (2,722)   (11,774)   1,196,308
                             --------    ---------  -----------  ---------  -----------
Operating expenses:
  Sales and marketing...       15,965      147,325      868,706    330,942    6,240,486
  Research and
   development..........        9,800      240,498      373,788    192,064      525,432
  General and
   administrative.......        9,308      127,132      726,505    267,528    1,007,274
  Stock-based
   compensation.........          --           --           --         --        99,348
                             --------    ---------  -----------  ---------  -----------
    Total operating
     expenses...........       35,073      514,955    1,968,999    790,534    7,872,540
                             --------    ---------  -----------  ---------  -----------
Loss from operations....      (35,073)    (485,078)  (1,971,721)  (802,308)  (6,676,232)
Interest income, net....          --         5,978       24,515     13,573       68,223
                             --------    ---------  -----------  ---------  -----------
Net loss................      (35,073)    (479,100)  (1,947,206)  (788,735)  (6,608,009)
Accretion on mandatorily
 redeemable convertible
 preferred stock........          --           --      (157,037)   (59,963)    (231,622)
                             --------    ---------  -----------  ---------  -----------
Net loss available to
 common stockholders....     $(35,073)   $(479,100) $(2,104,243) $(848,698) $(6,839,631)
                             ========    =========  ===========  =========  ===========
Basic and diluted net
 loss per common share..     $  (0.05)   $   (0.24) $     (0.80) $   (0.32) $     (2.61)
                             ========    =========  ===========  =========  ===========
Weighted average common
 shares outstanding
 (basic and diluted)....      638,576    2,024,183    2,620,000  2,620,000    2,620,083
                             ========    =========  ===========  =========  ===========
 Pro forma basic and
  diluted net loss per
  common share(2).......                            $     (0.51)            $     (0.95)
                                                    ===========             ===========
 Pro forma weighted
  average common shares
  and common share
  equivalents (basic and
  diluted)(2)...........                              4,161,667               7,179,200
                                                    ===========             ===========

                                  December 31,                       June 30, 1999
                         --------------------------------  -----------------------------------
                                                                                    Pro Forma
                                                             Actual        Pro         As
                           1996      1997        1998      (unaudited)   Forma(3)  Adjusted(4)
                         --------  ---------  -----------  -----------  ---------- -----------
Balance Sheet Data:
Cash and cash
 equivalents............ $    163  $ 792,553  $   232,073  $ 7,036,864  $7,036,864
Working capital
 (deficit)..............  (25,073)   744,067     (245,267)   7,110,846   7,110,846
Total assets............      163    797,152      278,301    9,775,211   9,775,211
Mandatorily redeemable
 convertible preferred
 stock..................      --     866,338    2,023,375   16,704,114         --
Stockholders' equity
 (deficit)..............  (25,073)  (117,672)  (2,222,414)  (8,946,197)  7,757,917

(1) Results of Operations for the Three Month Periods Ended March 31 and June 30, 1999 and the Six Month Period Ended June 30, 1999:

                                Three Months Ended
                              ------------------------
                               March 31,    June 30,    Six Months Ended
                                 1999         1999       June 30, 1999
                              -----------  -----------  ----------------
Revenue...................... $    23,322  $ 1,418,899    $ 1,442,221
Cost of revenue..............      98,514      147,399        245,913
                              -----------  -----------    -----------
Gross margin (loss)..........     (75,192)   1,271,500      1,196,308
                              -----------  -----------    -----------
Operating expenses:
  Sales and marketing........   1,081,501    5,158,985      6,240,486
  Research and development...     220,075      305,357        525,432
  General administrative.....     259,702      747,572      1,007,274
  Stock based compensation...      11,055       88,293         99,348
                              -----------  -----------    -----------
    Total operating
     expenses................   1,572,333    6,300,207      7,872,540
                              -----------  -----------    -----------
Loss from operations.........  (1,647,525)  (5,028,707)    (6,676,232)
Interest income, net.........      22,780       45,443         68,223
                              -----------  -----------    -----------
Net loss.....................  (1,624,745)  (4,983,264)    (6,608,009)
Accretion on mandatorily re-
 deemable convertible pre-
 ferred stock................    (100,046)    (131,576)      (231,622)
                              -----------  -----------    -----------
Net loss available to common
 stockholders................ $(1,724,791) $(5,114,840)   $(6,839,631)
                              ===========  ===========    ===========

(2) The calculation of pro forma basic and diluted loss per share includes the weighted average number of common shares outstanding and the conversion of our mandatorily redeemable convertible preferred stock into our common stock upon the consummation of our offering.
(3) The "pro forma" summary balance sheet data as of June 30, 1999 reflects the automatic conversion of all outstanding shares of our mandatorily redeemable convertible preferred stock into 6,873,247 shares of our common stock upon the consummation of this offering.
(4) The "pro forma as adjusted" summary balance sheet as of June 30, 1999
    reflects the sale of    shares of our common stock at an assumed initial
    offering price of $   per share and reflects the sale and conversion into
    common stock of 2,791,993 shares of our Series E mandatorily redeemable convertible preferred stock at $8.09 per share, and our receipt of the estimated net proceeds of those offerings.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Forward-Looking Statements."

Overview

   We are a leading online direct marketing company that provides personalized content and advertisements via e-mail to a loyal community of members. Our e-mail messages contain helpful reminders and tips that enable our members to better organize and manage their busy lives. Our proprietary member information and highly-precise targeting capabilities provide our advertising partners to more effectively reach their target audiences.

   We were incorporated in Maryland on August 9, 1996 ("Date of Inception") under the name of MinderSoft, Inc. In January 1999, we changed our name to LifeMinders.com, Inc. We reincorporated in Delaware on July 2, 1999. From 1996 to 1998, we entered into arrangements with national retailers to distribute our reminder products in software form on disk. In late 1998, we revised our strategy to become an online direct marketing company that provides personalized content and advertisements via e-mail to a loyal community of members. Given this significant shift in strategy in late 1998, the historical financial condition and results of operations prior to 1999 do not necessarily reflect our business as it is currently being conducted and are not material. See "Business" for a more comprehensive discussion.

   We had approximately 2.7 million registered members who created more than
12.1 million profiles as of August 31, 1999. As of December 31, 1998, we had approximately 15,800 registered members representing 41,000 profiles.

Revenue

   Since the beginning of calendar year 1999, we have generated revenue primarily through advertising, opt-in services and sponsorships. Our advertising revenue is subject to the effects of seasonality. If purchasing patterns or timing of purchasing by advertisers were to change, our operations and quarter-to-quarter comparisons could be materially affected.

 Advertising

   Our advertising arrangements consist primarily of banner advertisements that we display within our e-mails. Advertisers pay us for the number of advertisements displayed, the number of times members click on advertisements or based on other criteria. We derive advertising revenue primarily from advertising contracts with average terms of one to six months. In these contracts, we typically guarantee a minimum number of e-mails delivered containing an advertisement directed at a specific group on a per e-mail basis. We recognize advertising revenue ratably in the period in which the advertisement is displayed, provided that there are no significant obligations remaining.

   Advertising revenue also includes barter transactions, where we exchange advertising space on our e-mails for reciprocal advertising space or traffic on other Web sites. Revenue from these barter transactions are recorded at the estimated fair value of the advertisements delivered, and are recognized when the advertisements are included in our e-mails. No gain or loss results from these barter transactions as the revenue recognized equals the advertising costs incurred. For the six month period ended June 30, 1999, barter revenue was less than 10% of our revenue. We did not enter into barter transactions prior to 1999.

 Opt-in Services

   We derive revenue from our opt-in services through fees that our opt-in partners pay, based on the number of affirmative member responses to the newsletters and other promotions offered during our sign up process. We recognize revenue at the time we invoice our opt-in partners for the number of affirmative member responses. We record revenue net of estimated duplicate member responses to our opt-in partners' newsletters and other promotions. For the six month period ended June 30, 1999, revenue was recorded net of approximately $56,500 for estimated duplicate member responses to our opt-in partners' newsletters and other promotions.

 Sponsorship

   We offer sponsorship arrangements to advertising partners that provide the opportunity to display banners in a fixed position within a specific e-mail category. Sponsorship revenue is derived principally from contracts of less than one year. Sponsorship agreements typically include the delivery of advertisements that enhance broad marketing objectives of the sponsor. The portion of sponsorship revenue related to the delivery of advertisements is recognized ratably in the period in which the advertisement is displayed provided none of our obligations remain. The portion of sponsorship revenue related to the up-front customized design work, as specified in the contract, is recognized in the period in which the design work is performed.

Expenses

 Cost of Revenue

   Cost of revenue consists of salaries, employee benefits and related expenses of our Member Experience personnel, fees paid to freelance writers of our content and depreciation of the computer equipment necessary to run our service. We believe that a significant increase in these expenses will be necessary as we expand the number of e-mail categories offered to our members.

 Sales and Marketing

   Sales and marketing expenses include salaries, sales commissions, employee benefits, travel and related expenses of our direct sales force, advertising and promotional expenses, marketing, and sales support functions. In an effort to increase our revenue, member base and brand awareness, we expect to increase significantly the amount of spending on sales and marketing over the next year. Marketing costs associated with increasing our member base, which to date have been minimal, are expensed in the period incurred.

 Research and Development

   Research and development costs include expenses for the development of new or improved technologies designed to enhance the performance of our service, including the salaries and related expenses for our engineering department, as well as costs for contracted services, content facilities and equipment. We believe that a significant level of product development activity is necessary for our business and intend to increase significantly the amount of spending to fund this activity.

 General and Administrative

   General and administrative expenses include salaries, employee benefits and expenses for our executive, finance, legal and human resources personnel. In addition, general and administrative expenses include fees for professional services and occupancy costs. We expect general and administrative expenses to increase in absolute dollars, in part due to the costs associated with being a public company.

   We do not currently anticipate that inflation will have a material impact on our cash flows or results of operations.

Stock-Based Compensation

   In connection with the grant of stock options to employees during the six month period ended June 30, 1999, we recorded total deferred compensation of approximately $1.4 million as a reduction to stockholders' equity (deficit). This deferred compensation represented the difference between the estimated fair value of our common stock and the exercise price of these options at the date of grant. We are amortizing this amount over the vesting periods of the applicable options resulting in an expense of approximately $99,000 for the six month period ended June 30, 1999. Annual amortization of deferred stock compensation for stock options granted as of June 30, 1999, is approximately $276,000, $353,000, $353,000, $353,000 and $77,000 for the years ending
December 31, 1999, 2000, 2001, 2002, and 2003, respectively.

Results of Operations

Results of Operations for the Three Month Periods Ended March 31 and June 30,
1999

                               March 31,    June 30,
                                 1999         1999
                              -----------  -----------
Revenue...................... $    23,322  $ 1,418,899
Cost of revenue..............      98,514      147,399
                              -----------  -----------
Gross margin (loss)..........     (75,192)   1,271,500
                              -----------  -----------
Operating expenses:
  Sales and marketing........   1,081,501    5,158,985
  Research and development...     220,075      305,357
  General and
   administrative............     259,702      747,572
  Stock based compensation...      11,055       88,293
                              -----------  -----------
    Total operating
     expenses................   1,572,333    6,300,207
                              -----------  -----------
Loss from operations.........  (1,647,525)  (5,028,707)
Interest income, net.........      22,780       45,443
                              -----------  -----------
Net loss.....................  (1,624,745)  (4,983,264)
Accretion on mandatorily re-
 deemable convertible pre-
 ferred stock................    (100,046)    (131,576)
                              -----------  -----------
Net loss available to common
 stockholders................ $(1,724,791) $(5,114,840)
                              ===========  ===========

Three Months Ended June 30, 1999 Compared to Three Months Ended March 31, 1999

   Revenue. Revenue increased 5,984.0% from approximately $23,000 for the three months ended March 31, 1999 to approximately $1.4 million for the three months ended June 30, 1999. The increase was primarily attributable to an increase in sales of banner advertisements.

   Cost of revenue. Cost of revenue increased 49.6% from approximately $99,000 for the three months ended March 31, 1999 to approximately $147,000 for the three months ended June 30, 1999. The increase was primarily attributable to an increase in personnel in our Member Experience department, which is responsible for identifying, composing and editing the content delivered in our e-mails.

   Sales and marketing. Sales and marketing expenses increased 377.0% from approximately $1.1 million for the three months ended March 31, 1999 to approximately $5.2 million for the three months ended June 30, 1999. This increase was primarily the result of expanded efforts to acquire new members through the purchase of banner advertisements and similar services on the Web, an increase in sales and marketing staff and an increase in sales commissions related to the increase in revenue.

   Research and development. Research and development expenses increased 38.8% from approximately $220,000 for the three months ended March 31, 1999 to approximately $305,000 for the three months ended June 30, 1999. The increase was primarily due to the hiring of additional technical personnel and related recruiting fees.

   General and administrative. General and administrative expenses increased 187.9% from approximately $260,000 for the three months ended March 31, 1999 to approximately $748,000 for the three months ended June 30, 1999. This increase was primarily the result of our rapid growth and expansion, requiring additional managerial and other personnel and related fringe benefit expenses. We also incurred increased professional and consulting expenses.

   Interest income, net. Interest income consists of earnings on our cash and cash equivalents. Interest expense consists primarily of interest expense on capital equipment financing. Interest income, net increased 99.5% from interest income, net of approximately $23,000 in the three months ended March 31, 1999 to approximately $45,000 for the three months ended June 30, 1999. The increase was primarily attributable to interest income on the $10.5 million in net proceeds from our Series D preferred stock financing in May 1999.

   Interest expense for the three month periods ended June 30, and March 31, 1999 was immaterial.

   Income taxes. No income tax benefits have been recorded for any of the periods presented. We have provided a full valuation allowance on our deferred tax assets, consisting primarily of net operating loss carryforwards, because of the uncertainty regarding their realizability.

   Accretion on mandatorily redeemable convertible preferred stock. Accretion on mandatorily redeemable convertible preferred stock was approximately $132,000 for the three months ended June 30, 1999 and approximately $100,000 for the three months ended March 31, 1999. The preferred stock carrying value for cumulative dividends and a portion of direct issuance costs on Series A, Series B, Series C and Series D preferred stock resulted in the increase. During the three months ended March 31, 1999, only shares of Series A, Series B and Series C preferred stock were outstanding. During the three months ended June 30, 1999, shares of Series A, Series B, Series C and Series D preferred stock were all outstanding.

Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

   Revenue. Our revenue for the six months ended June 30, 1999 was approximately $1.4 million. We had no revenue during the first six months of 1998. Our revenue for the six months ended June 30, 1999 primarily consisted of advertising revenue. The increase in revenue was the result of our decision to revise our strategy from entering into arrangements with national retailers as distributors of our software-based product to an online direct marketing service that provides personalized content and advertisements via e-mail.

   Cost of revenue. Cost of revenue increased 1,988.6% from approximately $12,000 in the first six months ended June 30, 1998 to approximately $246,000 for the six months ended June 30, 1999. Our cost of revenue for the six months ended June 30, 1999 primarily consisted of expenses related to the maintenance of existing member profiles and the expansion of e-mail categories. The increase in cost of revenue was the result of our decision to revise our strategy from entering into arrangements with national retailers as distributors of our software-based online direct marketing service that provides personalized content and advertisements via e-mail.

   Sales and marketing. Sales and marketing expenses increased 1,785.7% from approximately $331,000 for the six months ended June 30, 1998 to approximately $6.2 million for the six months ended June 30, 1999. This increase was primarily the result of a major expansion in our efforts to acquire new members of our service through the purchase of banner advertisements and similar services on the Web and the increase in our sales and marketing staff.

   Research and development. Research and development expenses increased 173.6% from approximately $192,000 for the six months ended June 30, 1998 to approximately $525,000 for the six months ended June 30, 1999. This increase was attributable to our continued research and development of our service and expansion of personnel.

   General and administrative. General and administrative expenses increased 276.5% from approximately $268,000 for the six months ended June 30, 1998 to approximately $1.0 million for the six months ended June 30, 1999. This increase is primarily the result of our rapid growth and expansion, requiring additional personnel and related fringe benefit expenses, rent, legal services and other administrative support expenses.

   Stock based compensation. In connection with the grant of stock options to employees during the six month period ended June 30, 1999, we recorded total deferred compensation of approximately $1.4 million as a reduction of stockholders' equity (deficit). This deferred compensation represented the difference between the estimated fair value of our common stock and the exercise price of these options at the date of grant. We are amortizing this amount over the vesting periods of the applicable options resulting in an expense of approximately $99,000 for the six month period ended June 30, 1999. Annual amortization of deferred stock compensation for stock options granted at June 30, 1999, is approximately $276,000, $353,000, $353,000, $353,000 and
$77,000, for the years ending December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

   Interest income, net. Interest income, net, increased 402.6% from approximately $14,000 for the six months ended June 30, 1998 to approximately $68,000 for the six months ended June 30, 1999. This increase was due primarily to an increase in available funds for investment in short term investments during the first six months of 1999 as compared to the first six months in 1998. The amount of interest income fluctuates based upon the amount of funds available for investment and prevailing interest rates.

   Interest expense for the six month periods ended June 30, 1998 and 1999 was immaterial.

   Income taxes. No income tax benefits have been recorded for any of the periods presented. We have provided a full valuation allowance on our deferred tax assets, consisting primarily of net operating loss carryforwards, because of our ability to realize such benefits.

   Accretion on mandatorily redeemable convertible preferred stock. Accretion on mandatorily redeemable convertible preferred stock was approximately $60,000 for the six months ended June 30, 1998 and approximately $232,000 for the six months ended June 30, 1999. The preferred stock carrying value for cumulative dividends and a portion of direct issuance costs on Series A, Series B, Series C and Series D preferred stock resulted in the increase. During the first six months of 1998, only shares of Series A and Series B preferred stock were outstanding. During the six months ended June 30, 1999, shares of Series A, Series B, Series C and Series D preferred stock were all outstanding.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. Our revenue decreased 15.5% from approximately $67,000 for the year ended December 31, 1997 to approximately $57,000 for the year ended December 31, 1998. Revenue during these periods was generated from our software-based products. The decrease in revenue was also the result of our decision to revise our strategy from entering into arrangements with national retailers as distributors of our software based product to an online direct marketing service that provides personalized content and advertisements via e-mail.

   Cost of revenue. Cost of revenue increased 59.7%, from approximately $37,000 for the year ended December 31, 1997 to approximately $59,000 for the year ended December 31, 1998. This increase was primarily the result of expenses incurred to continue to develop the content of our software-based product.

   Sales and marketing. Sales and marketing expenses increased 489.7% from approximately $147,000 for the year ended December 31, 1997 to approximately $869,000 for the year ended December 31, 1998. This increase was primarily the result of our expansion of sales and marketing personnel and related travel, commission and contractor expenses.

   Research and development. Research and development expenses increased 55.4% from approximately $240,000 for the year ended December 31, 1997 to approximately $374,000 for the year ended December 31, 1998. This increase was primarily attributable to growth in the number of research and development personnel and the use of an outside vendor to house and maintain the host servers that support our Web site.

   General and administrative. General and administrative expenses increased 471.5% from approximately $127,000 for the year ended December 31, 1997 to approximately $727,000 for the year ended December 31, 1998. Representative of our growth and expansion, this increase resulted from increases in rent, utilities, employee fringe benefit expenses and office supplies and the establishment of an administrative support and finance function in the company.

   Interest income, net. Interest income, net increased 310.1% from approximately $6,000 for the year ended December 31, 1997 to approximately $25,000 for the year ended December 31, 1998. This increase was due primarily to an increase in available funds for investment in short term investments during 1998 as compared to 1997. As discussed in the notes to the financial statements, we raised $1 million in preferred stock private financing during November 1997 and an additional $1 million in June 1998 from the exercise of preferred stock warrants. The amount of interest income fluctuates based upon the amount of funds available for investment and prevailing interest rates.

   Accretion on mandatorily redeemable convertible preferred stock. Accretion on mandatorily redeemable convertible preferred stock increased approximately $157,000, or 100% from the year ended December 31, 1997 as a result of the increase in the preferred stock carrying value for cumulative dividends and a portion of direct issuance costs on Series A and Series B preferred stock.

Quarterly Results of Operations

   The following table sets forth unaudited quarterly statement of operations data for the last two quarters of 1997, the four quarters of 1998 and the first two quarters of 1999. We derived this data from unaudited financial statements, and, in the opinion of our management, they include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                              Quarter Ended
                    ----------------------------------------------------------------------------------------------------
                    September 30, December 31, March 31,  June 30,   September 30, December 31,  March 31,    June 30,
                        1997          1997       1998       1998         1998          1998        1999         1999
                    ------------- ------------ ---------  ---------  ------------- ------------ -----------  -----------
Revenue...........    $ 34,976     $  10,000   $      --  $     --     $  26,750    $  30,000   $    23,322  $ 1,418,899
Cost of revenue...       8,081        28,678       1,847      9,927       18,726       28,972        98,514      147,399
                      --------     ---------   ---------  ---------    ---------    ---------   -----------  -----------
Gross margin
 (loss)...........      26,895       (18,678)     (1,847)    (9,927)       8,024        1,028       (75,192)   1,271,500
                      --------     ---------   ---------  ---------    ---------    ---------   -----------  -----------
Operating
 expenses:
 Sales and
  marketing.......      18,554       121,627      82,242    248,700      260,417      277,347     1,081,501    5,158,985
 Research and
  development.....      78,175       147,397      77,208    114,856       93,720       88,004       220,075      305,357
 General and
  administrative..       8,316       110,252     121,101    146,427      218,106      240,871       259,702      747,572
 Stock based
  compensation....         --            --          --         --           --           --         11,055       88,293
                      --------     ---------   ---------  ---------    ---------    ---------   -----------  -----------
 Total operating
  expenses........     105,045       379,276     280,551    509,983      572,243      606,222     1,572,333    6,300,207
                      --------     ---------   ---------  ---------    ---------    ---------   -----------  -----------
Loss from
 operations.......     (78,150)     (397,954)   (282,398)  (519,910)    (564,219)    (605,194)   (1,647,525)  (5,028,707)
Interest income,
 net..............         --          5,978       8,043      5,530        8,977        1,965        22,780       45,443
                      --------     ---------   ---------  ---------    ---------    ---------   -----------  -----------
Net loss..........     (78,150)     (391,976)   (274,355)  (514,380)    (555,242)    (603,229)   (1,624,745)  (4,983,264)
Accretion on
 mandatorily
 redeemable
 convertible
 preferred stock..         --            --      (28,537)   (31,426)     (48,537)     (48,537)     (100,046)    (131,576)
                      --------     ---------   ---------  ---------    ---------    ---------   -----------  -----------
Net loss available
 to common
 stockholders.....    $(78,150)    $(391,976)  $(302,892) $(545,806)   $(603,779)   $(651,766)  $(1,724,791) $(5,114,840)
                      ========     =========   =========  =========    =========    =========   ===========  ===========

Seasonality and Quarterly Fluctuations in Operating Results

   We believe that our revenue will be subject to seasonal fluctuations as a result of general patterns of retail advertising and marketing and consumer purchasing, which are typically higher during the fourth calendar quarter and lower in the following quarter. In addition, expenditures by advertisers and marketers tend to be cyclical, reflecting overall economic conditions and consumer buying patterns. Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of our future performance.

Recent Events

   On August 25, 1999, we entered into a large-scale distribution agreement with Lycos that includes: banner advertisements across the Lycos network; co-branding opportunities within selected Lycos properties; and data sharing limitations.

   On September 23, 1999, we issued 2,791,993 shares of Series E mandatorily redeemable convertible preferred stock at $8.09 per share for cash proceeds of approximately $22.6 million.

Liquidity and Capital Resources

   We have funded our operations since the Date of Inception primarily through the private placement of preferred equity securities, through which we have raised net proceeds of $16.3 million through August 31, 1999. As discussed in the Notes to the financial statements, we raised $866,000 in a preferred stock private financing during November 1997 and an additional $1.0 million in June 1998 from the exercise of preferred stock warrants. We raised an additional $3.9 million in a preferred stock private financing in January 1999 and $10.5 million in a preferred stock private financing in May 1999. We have also financed our operations through equipment financing through Imperial Bank. As of June 30, 1999, we had approximately $7.0 million of cash and cash equivalents and had outstanding equipment financing totaling approximately $162,000.

   Net cash used in operating activities was approximately $35,000 for the period from the Date of Inception to December 31, 1996, approximately $428,000 for the year ended December 31, 1997, approximately $1.5 million for the year ended December 31, 1998 and approximately $7.1 million for the six months ended June 30, 1999. Cash used in operating activities for the years ended December 31, 1996 and 1997 were primarily the result of net losses in those years. Cash used in operating activities for the year ended December 31, 1998 was primarily the result of net losses, which were partially offset by increases in deferred revenue. Cash used in operating activities for the six months ended June 30, 1999 resulted from net losses and increases in accounts receivable and prepaid expenses, which were partially offset by increases in accounts payable and accrued expenses.

   There was no net cash used in investing activities for the period from the Date of Inception to December 31, 1996, approximately $5,000 for the year ended December 31, 1997, approximately $50,000 for the year ended December 31, 1998 and approximately $762,000 for the six months ended June 30, 1999. Cash used in investing activities was related to purchases of property and equipment for all periods. The increase in the six months ended June 30, 1999 is attributable to the purchase of substantial computer equipment needed to maintain our database and deliver targeted e-mails to our rapidly growing member base.

   Net cash provided by financing activities was approximately $35,000 for the period from the Date of Inception to December 31, 1996, approximately $1.2 million for the year ended December 31, 1997, approximately $1.0 million for the year ended December 31, 1998 and approximately $14.6 million for the six months ended June 30, 1999. Cash provided by financing activities for the period from the Date of Inception to December 31, 1996 resulted from the purchase of common stock by the founders of the company at the Date of Inception. Cash provided by financing activities for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 resulted almost entirely from sales of preferred stock.

   While we do not have any commitments for capital expenditures, we anticipate that we will continue to experience significant capital expenditures consistent with our anticipated growth in our member base. We anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources. Also, we anticipate substantial expenditures and use of cash resources in our efforts to acquire new members of our service. We believe that the net proceeds of this offering, together with our existing cash, cash equivalents and available credit facilities, will be sufficient to meet our anticipated cash needs for working capital, member acquisition expenses and capital expenditures for the foreseeable future.

Recent Accounting Pronouncements

   In June 1998, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. In July 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of Financial Accounting Standards No. 133" was issued. SFAS 137 deferred the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to all fiscal years beginning after June 15, 2000. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we believe the impact of the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

   We do not currently hold any derivative instruments and do not engage in hedging activities and currently do not enter into any transactions denominated in a foreign currency. Thus, our exposure to foreign exchange fluctuations is minimal.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruption of operations for any company using such computer programs or hardware, including, among other things, a temporary inability to process transactions, send or receive e-mail messages, send invoices or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid "Year 2000" issues.

   We are a comparatively new enterprise, and, accordingly, the majority of software and hardware we use to manage our business has all been purchased or developed by us within the last 24 months. While this does not uniformly protect us against Year 2000 exposure, we believe our exposure is limited because the information technology, or IT, we use to mange our business is not based upon legacy hardware and software systems. Generally, hardware and software design within the current decade and the past several years in particular has given greater consideration to Year 2000 issues. All of the software code we have internally developed to manage our network and infrastructure, is written with four digits to define the applicable year.

   We are in the process of testing our internal IT and non-IT systems. The testing we have completed has primarily been performed internally and, to date, we have not retained any outside service or consultants to test or review our systems for Year 2000 compliance. Based on the testing we have performed, we believe that our software is Year 2000 compliant. We are testing our systems for Year 2000 compliance and will continue to test these systems as development of these systems progress.

   In addition, we rely on software and hardware developed by third parties both for our network and internal information systems and third party network infrastructure providers to gain access to the Internet. To date, we have not done any testing of third-party software or hardware to determine Year 2000 compliance. We have, however, reviewed certifications from our key suppliers of hardware and networking equipment for our data centers that this hardware and networking equipment are Year 2000 compliant. Additionally, we have reviewed certifications from the providers of key software applications for our internal operations that their software is Year 2000 compliant. Based upon an initial evaluation of our broader list of software and hardware providers, we believe that all of these providers are in the process of reviewing and implementing their own Year 2000 compliance programs. We intend to work with these providers to address the Year 2000 issue and continue to seek assurances from them that their products are Year 2000 compliant.

   As of August 31, 1999, we had incurred approximately $5,000 in expenses related to the Year 2000 problem, and we anticipate that future costs associated with our Year 2000 remediation efforts will not exceed $100,000. However, if we, third party providers of hardware and software or our third party network providers fail to remedy any Year 2000 issues, the result could be lost revenue, increased operating costs, the loss of customers and other business interruptions, any of which could harm our business. Moreover, the failure to adequately address Year 2000 compliance issues in our products and systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time consuming to defend.

   We have engaged in an ongoing Year 2000 assessment, but have not yet developed any contingency plans. The results of our testing and the responses received from third party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                    BUSINESS

Overview

   We are a leading online direct marketing company that provides personalized content and advertisements via e-mail to a loyal community of members. Our e-mail messages contain helpful reminders and tips that enable our members to better organize and manage their busy lives. Our proprietary member information and highly-precise targeting capabilities provide our advertising partners the opportunity to more effectively reach their target markets. As of August 31, 1999, we had approximately 2.7 million members, creating more than 12.1 million profiles. As of the same date, we had 52 advertising partners. The value of our service to our members is also evidenced by our growth: we have added almost all of our members and profiles since January 1, 1999, when we had 15,800 members and 41,000 profiles.

   Members can create profiles in one or more of our ten e-mail categories including family, entertainment, home, personal events, pet, automotive, health, personal finance, travel and shopping. On average each member creates profiles in four e-mail categories and receives an average of eight e-mails per month. We gather member profile data from several sources, including information provided by our members during the sign up process and through member preferences and buying habits automatically collected through interaction with our e-mail messages. We also supplement our profile data with information obtained from third party sources. Our proprietary matching process correlates member profile data to uniquely tagged content that we personalize and deliver to each member via e-mail. Using our direct marketing expertise and our proprietary member database, we create highly-targeted e-mail messages that enable our advertising partners to reach a receptive audience.

Industry Background

 Traditional Direct Marketing and Advertising

   The traditional advertising industry relies on two primary activities: brand advertising and direct marketing. The Direct Marketing Association, or DMA, estimates that, of the total $285.2 billion spent on advertising in the United States in 1998, approximately $162.7 billion or 57% was spent on direct marketing compared to 43% invested in brand advertising. The focus of advertising is typically to build brand awareness by repeating messages with high frequency through such traditional media as radio, television and print. The purpose of direct marketing is to generate a specific consumer response or action--generally the trial and purchase of a product or service. Direct marketers typically use direct mail pieces, catalogs, magazine inserts and telemarketing, aimed at specific and select consumers in an attempt to maximize the number of desired responses per marketing dollar invested. However, in order to do so, direct marketers must be able to accurately identify and reach specific consumers and showcase products and services that are relevant to those consumers. Direct marketers invest significant resources in obtaining and analyzing critical data about consumers in order to assess and understand their specific needs. Despite such efforts, average response rates for untargeted, traditional direct marketing campaigns range between 1% to 2% according to information gathered by the American Association of Advertising Agencies in 1999.

   Direct marketers continue to experience major challenges and inefficiencies. A significant challenge is the inability to target consumers with relevant advertisements and products, resulting in low response rates, negative consumer perceptions and low returns on investments. In addition, traditional direct marketers are constrained by inherent response and analysis delays due to extended production lead times and lengthy consumer and intermediary response times.

 Advent of the Internet and E-mail

   The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation, or IDC, estimates that the number of Web users will grow from approximately 142.2 million worldwide in 1998 to approximately 502.4 million worldwide by the end of 2003. E-mail, one of the most popular and widely used Internet applications, has broadened from a simple messaging tool to a widely accepted form of communication for both personal and business use. According to Electronic Mail & Messaging Systems there were approximately 382 million electronic mailboxes worldwide as of March 31, 1999. IDC expects the number of Web sites, as indicated by total number of Uniform Resource Locators, or URLs, to grow from 925 million in 1998 to 13.1 billion by 2003. We believe this increase represents a growing amount of unique content on the Internet that can be targeted at a growing number of specific user and interest groups.

 Growth of Internet-Based Direct Marketing and Advertising

   The Internet has emerged as an attractive new medium for advertisers due to unique features that are unavailable in traditional media. The interactive nature of the Internet combined with its global reach and rapidly growing audience enables advertisers to target specific types of users, receive direct feedback on their advertisements and capture valuable data on user preferences. Forrester Research estimates that total spending on Internet advertising in the United States will grow from $2.8 billion in 1999 to $22.2 billion in 2004.

   The Internet represents an even more attractive medium for direct marketers. Online direct marketing has the potential to increase user response rates and decrease costs per transaction by targeting campaigns to particular users based on their demographic profile, interests and online behavior. In addition, the Internet permits advertisers to receive immediate responses, effectively test campaigns and direct consumers to a precise point-of-sale. Online direct marketing is generally conducted through Web-based promotional offers or e-mail, which has expanded from a simple personal messaging service to a powerful and cost-effective business tool. The DMA estimates that Internet direct marketing expenditures will rise from $603.2 million in 1998 to $5.3 billion by 2003.

 Current Limitations of Internet-Based Direct Marketing and Advertising

   While the Internet offers advertisers a number of advantages over traditional media, there remain significant challenges to realizing the full potential of online advertising. To date, advertisers have primarily employed banner advertisements and sponsorships on heavily trafficked and broadbased portals and other Web content sites, most of which do not have close and trusted relationships with their users. These portals and content sites often have the ability to reach wide audiences but are generally unable to offer advertisers an effective means to identify their target audience largely because they lack precise demographic, psychographic and navigational data. During the month of August 1999, click rates for the top banner advertisements averaged approximately 0.6% as reported by Nielsen//NetRatings. In response to the poor advertising performance on broadbased portals, we believe advertisers are increasingly turning to vertically-oriented portals, organized around specific interests including finance, sports or women's issues, in search of more targeted audiences and higher click through rates.

   In addition, advertisers have expanded their efforts to reach consumers using online direct marketing. These campaigns have focused primarily on the mass mailing of unsolicited e-mail messages referred to as "spam." Spam campaigns have met with considerable negative consumer reaction and low response rates primarily because the offerings are unsolicited and are often not relevant to consumers' lives. As a result of the limitations in both online advertising and direct marketing, advertisers continue to seek more effective approaches to deliver highly-targeted advertisements in a more personalized and content-rich editorial environment from which they receive real-time feedback.

 Challenges to the Internet User

   Generally, Internet users have relied on broadbased portals or search engines to navigate through the mass of information available on the Internet. Although these portals and search sites have been useful for individuals seeking to find aggregated Web content, Internet users attempting to locate detailed, personalized information must navigate through a vast and often irrelevant array of Web pages and sites. These portals and search sites have not provided a platform for aggregating and disseminating the rapidly increasing volume of personalized content on the Web or enabling users to interact with content and service providers--unique characteristics that distinguish the Internet from traditional print, radio and television media.

   Many Internet users seeking greater personalized content have increasingly migrated to vertically-oriented portals and online communities. These online portals and communities were designed to provide a platform for Internet users with similar interests to more easily obtain relevant content and to share experiences and ideas. However, we believe these sites provide a poor context for Internet users to discover customized and individual content because Internet users lack the affinity and opportunity to relate personally to their online experiences. Accordingly, we believe that Internet users have a significant and growing need for a trusted online service that can automatically provide relevant, personalized and timely information.

The LifeMinders.com Solution

   We are a leading online direct marketing company that provides personalized content and advertisements via e-mail to a loyal community of members. Our e-mail messages contain helpful reminders and tips that enable our members to better organize and manage their busy lives. Our proprietary member information and highly-precise targeting capabilities provide our advertising partners the opportunity to more effectively reach their target audiences.

   Our solution offers the following benefits to both our members and our advertising partners:

 Benefits to Members

  . Highly targeted and relevant content. We deliver highly personalized e-mail messages containing useful and relevant information across ten e-mail categories. Our proprietary content matching process correlates uniquely tagged content with individual member profiles in an automated manner. The more our members interact with us through our e-mail service, the more targeted and personalized our e-mails become, thereby enhancing the value of our service to our members. We gather profile data about each member from several sources including information provided by the members during the sign up process and through member preferences and buying habits collected through interaction with our e-mail messages. We also supplement the data with information obtained from third party sources.

  . Enhanced personalization and user efficiency. We compose, edit and customize each targeted message we send with specific member profile data. Our automated and timely messages provide reminders of important personal information and events, such as birthdays, a child's developmental milestones and car maintenance. Our personalized, content-rich e-mails on specific interests enable our members to avoid the mass of extraneous information received through untargeted e-mails and obtained from most search engines and portals. We deliver each message in a brief, user-friendly e-mail format, either text or HTML, that we determine is most appropriate for each member. Our targeted messages contain imbedded URLs that link directly to full-text articles and helpful information. These links supplement the content within the messages and provide easily accessible information to our members without requiring lengthy and potentially unproductive Web searches.

  . Access to e-commerce opportunities. Our proprietary database management capabilities and timely, targeted content allow us to deliver highly relevant e-commerce opportunities to our members. For example, if a member has a child nearing his or her second birthday, then shortly before that birthday we might deliver an e-mail that outlines a two-year old child's developmental milestones. In addition, we might include an offer to purchase an age and developmentally appropriate learning tool and display advertisements for other relevant products. Members have also benefitted from the availability of high-quality offers from our leading brand advertising and sponsorship partners such as The Home Depot, PETsMART.com, PC Flowers & Gifts and SmarterKids.com.

  . Member trust and confidence. By developing close relationships with our members and providing content they consider valuable, we become a trusted ally. As a matter of corporate policy, we do not sell members' personal information to third parties without permission. We are certified by TRUSTe, a leading, independent, non-profit organization whose mission is to build Internet users' trust and confidence in the Internet by promoting the principles of disclosure and informed consent. Our policy is not to disseminate personal information and our members choose the level of data that they feel comfortable inputting into our database. As a result, our members are able to exercise a significant amount of control over their experience and tend to provide us with more information over time. Our service also allows members to easily unsubscribe at any time.

 Benefits to Advertising Partners
  . Large and targeted member base. As of August 31, 1999, we had approximately 2.7 million members who have created more than 12.1 million profiles. Using our direct marketing expertise and our proprietary member database, which contains extensive demographic, behavioral and performance information, we create highly-targeted e-mail messages that enable our advertising partners to reach a large receptive audience.

  . Detailed real-time reporting and proprietary data mining technology. Our capabilities include sophisticated data mining techniques and real-time reporting technology to evaluate and assess the results of our advertising partners' marketing campaigns as they occur. We also actively engage in testing on subsets of our member base to determine which members are not likely to respond based on shared profile characteristics. Based on our capabilities, we offer our advertising partners the ability to immediately determine the effectiveness of a given advertising campaign and the opportunity to refine their marketing messages.

  . Enhanced targeting capability and increased return on advertising investment. We offer our advertising partners a cost-effective means to deliver targeted online advertisements to consumers. We provide the ability to target members on numerous variables that are typically unavailable through other direct marketing means. Because of our continually improving testing, targeting and profiling capabilities, our members typically open their e-mail over 30% of the time, and members that open our e-mails click through one or more of the four or five content or advertising links contained in each e-mail at rates of approximately 20%. This highly targeted advertising opportunity results in low delivery costs and high response rates, generating a return on advertising investment that is higher than that achieved by traditional direct response media and offline advertising and compares favorably to other online alternatives.

The LifeMinders.com Strategy

   Our objective is to be the leading online direct marketing company that provides personalized content and advertisements via e-mail to a loyal community of members. The key elements of this strategy include:

 Aggressively and Cost-Effectively Expanding Our Member Base

   We intend to continue to rapidly increase our member base. By aggregating a large audience, we plan to take advantage of economies of scale, increase our attractiveness to advertisers and enhance our ability to enter into strategic marketing arrangements. We intend to achieve this objective by:

  . continuing to establish distribution partnerships with leading online sites, such as Lycos, whereby we become an automated component of the sign up process within such sites;

  . continuing to invest in large scale, online member acquisition activities, such as purchasing highly targeted banner ads and opt-in lists from selected vertically-oriented portals that correspond to our members' interests;

  . expanding our offline advertising and promotional activities, including national print, outdoor and broadcast placements;

  . expanding our success in viral marketing, whereby existing members refer new members through increasing incentives, such as cash and merchandise rewards; and

  . introducing new e-mail categories and services on a regular basis that will appeal to our existing and potential members.

   We will also continue to reduce new member acquisition costs by developing financial models at the individual level and analyzing behavior to determine the exact characteristics of a valuable member. In doing this, we will be able to target the most cost-effective channels to acquire active and valuable members.

 Improving Member Experience and Retention

   We will continue our efforts to enhance our member experience by constantly monitoring member interaction, thereby improving the quality of our content. Our marketing analysis and data mining team will continue to enhance our service to our members by evaluating behavior related to consumer preferences and buying habits in support of our efforts to personalize future content offerings. Our category managers will continually track and analyze member data in order to better identify and develop relevant and compelling content. We believe these efforts will continue to result in increased click through rates and higher customer satisfaction as we enhance our relationships. Information that has received positive responses from existing members will be distributed to new members as they join.

   We will further differentiate ourselves with the introduction of each new e-mail category. As a result, we will not only improve existing member experience and retention, but will also enhance the LifeMinders.com brand and attract additional members. We will continue to monitor and survey our members for new areas of interest and prioritize our new categories based on their direct and indirect input. We introduced LifeMinders Health in August 1999 and LifeMinders Travel and LifeMinders Shopping in September 1999, and we intend to roll out a number of new categories each quarter covering a variety of areas, including sports & recreation, cooking and crafts & hobbies.

 Expanding and Pursuing Multiple Revenue Streams

   Our unique business model allows us the opportunity to pursue revenue from diverse sources. Advertisers and businesses currently pay us for placement of advertisements and sponsorships within our e-mail messages, as well as for advertising messages placed on our sign up pages. We also intend to pursue other revenue sources, such as various e-commerce and content licensing opportunities, which leverage our unique technology infrastructure, our extensive database of personalized member information, and our expertise in data analysis and direct marketing. In addition, we will expand our existing revenue streams by continuing to develop new and creative advertising opportunities within our e-mail messages.

 Enhancing Advertiser Effectiveness by Expanding our Marketing Analysis and Data Mining Capabilities

   We will continue to use sophisticated tools and our proprietary technologies to:

  . increase the efficacy of our advertising partners' marketing campaigns by refining the precision of our targeting capabilities and testing new concepts on subsets of our member base prior to implementation across our entire user community;

  . develop and acquire content that increasingly reflects member preferences and lifestyles by collecting data on a variety of detailed consumer behavior, such as opening of e-mail messages, click through behavior on content, and advertisement responsiveness, including click through and follow up purchase activity;

  . enhance our member profiles through interactive quizzes and surveys, purchasing additional demographic data and offering cash and prize incentives for members to provide more extensive demographic and preference information; and

  . maximize reliability and scalability, allowing for the creation and distribution of millions of personalized e-mails per week.

 Increasing Awareness and Understanding of the LifeMinders.com Brand

   We believe that establishing and leveraging the LifeMinders.com brand is critical to our ultimate success. We have already benefitted from viral marketing and word-of-mouth publicity of our brand through interactions between existing and prospective members. We intend to increase brand equity through extensive consumer and trade advertising, including national print, outdoor and broadcast placements, continued public relations campaigns, direct mail, participation in strategic industry events and sustained consumer communications campaigns. We also believe that the introduction of new e-mail categories will increase our brand awareness.

 Pursuing Strategic Acquisitions and Alliances

   We plan to pursue acquisitions and alliances, both domestically and internationally, to further penetrate and expand our e-mail categories, leverage the strong relationship we have established with our members, broaden our member base, capture new distribution channels and establish new revenue streams. While we do not have any definitive agreements currently in place, we believe that there exist many opportunities to acquire or develop strong relationships with complementary businesses.

Services

 Personalized E-mail Messages

   We deliver e-mail messages to our members that contain highly personalized, timely and relevant content along with related advertisements. Our editorial staff of eight searches multiple online and offline sources to identify content that is relevant to our members' needs. Our staff develops and composes most all of our e-mail content based on third-party sources. The e-mail messages are delivered in an attractive, easy-to-read format and contain imbedded URLs that link directly to relevant information. Our average member has signed up for four e-mail categories and receives an average of eight e-mails per month. We also assist our members in organizing and managing their lives by automatically delivering e-mail reminders that contain important dates such as birthdays, holidays and car maintenance dates. An example of an e-mail message that we deliver to our members is as follows:

[Graphic of typical LifeMinders Personal Finance e-mail with representative advertisers and contextual links.]

 Advertising and Direct Marketing Opportunities

   We derive revenue from advertising, sponsorship and opt-in arrangements with our advertising partners. Our advertising arrangements consist primarily of banner advertisements that we display prominently within the e-mail messages we provide to members who have indicated an interest in the product or service being advertised. From each banner advertisement, viewers can hyperlink directly to our advertising partner's own Web site, thus providing our partner an opportunity to interact directly with interested members.

   Sponsorships are advertising agreements of less than one year that provide our advertising partners the ability to display their banners in a fixed position within a specific category of the e-mail message. Sponsorships are designed to support our advertising partners' broad marketing objectives, including brand promotion, awareness, and new product introductions. Our sponsorship agreements typically include the delivery of impressions that enhance the promotional objectives of the sponsor.

   Our opt-in arrangements allow our members to select targeted newsletters and advertisements during our sign up process, and in return, our opt-in partners who are promoting these newsletters and advertisements pay us a fee based on affirmative member response. Representatives of recent opt-in advertisers include Click Rewards, CyberGold and Virtual Vineyards.

   The following is a description of each e-mail category and a representative sample of our recent advertisers for each e-mail category:

                                                                             Representative
            Category                            Description                  Advertisers
 ------------------------------ -------------------------------------------  --------------
 LifeMinders Family............ Parenting recommendations, toy tips,         Kimberly-Clark
                                product recalls and development milestones   (Huggies Brand)
                                customized by the age of a member's child

 LifeMinders Entertainment..... Reviews and notifications of the latest      Buy.com
                                videos, books, music, games and more based
                                on the member's unique entertainment
                                interest

 LifeMinders Home.............. Seasonal how-to tips and climate-specific    The Home Depot
                                advice so member's can get the most out of
                                their home, lawn and garden

 LifeMinders  Personal Events.. Reminders to help a member keep track of     Miadora.com
                                important dates and inspired gift
                                suggestions for birthdays, anniversaries
                                and holidays

 LifeMinders Pet............... Pet care, health and training tips           PETsMART.com
                                customized for all of our member's pets

 LifeMinders Automotive........ Maintenance reminders, recall notices,       Autobytel.com
                                driving tips and Blue Book values based on
                                make, model year and mileage of a member's
                                car

 LifeMinders Health............ Health, nutrition and well-being tips        Drugstore.com
                                customized for each member based on
                                personal profile

 LifeMinders Personal Finance.. Advice about banking, family finances,       BankOne
                                investing and saving based on our member's
                                personal and financial goals

 LifeMinders Travel............ Getaways, destinations and travel planning   Starwood Hotels
                                tips tailored to our member's interests

 LifeMinders Shopping.......... Coupons, deals and shopping tips specific    Mercata
                                to each member's profile


Sales and Marketing

 Member Acquisition

   We market LifeMinders.com to prospective members primarily through online media. These marketing efforts consist of developing large-scale, vertically-targeted advertising campaigns and strategic partnerships with large online sites such as Lycos. Viral marketing is also a significant component of our member acquisition strategy, as we have acquired approximately one-third of our member base through referrals from existing members.

 Advertising Sales

   We sell our advertisements and sponsorships through a direct sales organization dedicated to developing and maintaining close relationships with top advertisers and leading advertising agencies nationwide. As of

August 31, 1999, we had 12 full-time employees engaged in direct sales activities based in our Herndon, Virginia headquarters. We plan to significantly increase the size of our sales force and open a sales office in San Francisco, California by December 31, 1999. Our sales department is organized around and focuses on selling advertising within designated e-mail categories. The sales force works regularly with our advertising partners on the design and placement of their advertisements, provides advertising partners with advertising measurement analyses and focuses on providing a high level of client service and satisfaction.

   Advertisers and advertising agencies typically enter into short-term agreements--on average one to six months--in which they receive a guaranteed number of e-mails delivered containing an advertisement based on a per e-mail basis. Our standard advertising rate currently ranges from $30 to $200 per thousand per e-mail delivered, depending upon location of the advertisement within our e-mail message and the extent to which it is targeted for a particular audience.

Technology and Infrastructure

   Our service offering is supported by our two key proprietary technology components:

  .  Content Creation and Management Software

  .  Member Targeting and Behavior Tracking System

 Content Creation and Management Software

   Our content creation and management software has four components: content entry, targeting, personalization and formatting.

   The content entry component allows our editorial staff to easily input, revise and test e-mail content items. The content entry software runs on the Windows platform using an interface similar to the Windows Explorer program.

   The targeting component allows e-mail content items to be sent to members based on explicit data that members have provided including important dates and special interests as well as implicit data based on demographic and psychographic groups defined by our editorial staff. These groups are defined based on analyses of member behavior and preferences.

   The personalization component allows our editorial staff to enhance content by personalizing it for each individual member. For example, the e-mail content items could contain the name of the child or use gender specific pronouns. The software will automatically insert the proper pronoun or name based on the gender or name provided by the member.

   The formatting component allows our editorial staff to compose each e-mail content item in a single, rich text format which will automatically adjust to one of three formats (rich text, HTML or America Online) in order to provide optimum presentation of the content. Members with HTML e-mail, supported by most current e-mail services and e-mail clients, will receive the highest quality presentation of our content because it includes images as well as text. Members using America Online or plain text e-mail receive a version of our content that is more textual in presentation, but is attractive and easy to read.

 Member Targeting and Behavior Tracking System

   This system allows category managers to improve and adjust our e-mail content over time to reflect the needs and interests of our members. Category managers can personalize the subject line of an e-mail, content titles and the physical display of the e-mail.

   Our content targeting and behavior tracking system uses standard Internet data transmission protocols, combined with proprietary application software, to measure a wide range of possible member behaviors. These behaviors may include: opening the e-mail message, clicking through to links, forwarding an e-mail message, or clicking through to advertisements and select e-commerce opportunities. This system has been built to be scalable allowing new categories to be brought online without additional programming. In addition, this system is based on member profile data that allows categories and subcategories to be changed to reflect member preferences and lifestyles.

   Tracking individual member activity allows our category managers to measure the effectiveness and interest level of members in our editorial content. At the same time, the tracking systems support the measurement of the effectiveness and efficiency of our advertising and promotional campaigns on behalf of our advertising partners.

 Scalability

   We have designed our technology platform to be user friendly and to significantly scale with additional members. We typically send e-mails in most of our categories to our members on a weekly basis. Our current operating plan ensures that we will have approximately twice the capacity needed to generate and deliver needed e-mail content during any peak processing load. This assures capacity for growth and unusual fluctuations in e-mail activity. As our member base expands, we are increasing our capacity and replicating our infrastructure to provide increasingly parallel operations. Therefore, we believe there are no practical technology limits to our growth because our distributed framework should ensure that failures are isolated to a small portion of our member base.

 Security

   Our technology incorporates a variety of encryption and security techniques to protect confidential member data. We limit member activity, data transmission, and Internet access to our information to the individual member and to authorized company representatives. We monitor and protect all outside access to our resources and data with state-of-the art-technology, and all suspicious activity is logged and analyzed by qualified staff. Our data center is co-hosted at a major third party Internet data center operation, PSINet, that is constantly monitored and provides both physical and logistical security. This facility provides redundant network connections and redundant connections to power grids and diesel generators to ensure continuous operations. In addition, the facility provides physical security, around-the-clock operations support and monitoring and network diagnostic support as needed.

 Reliability

   Our technology platform uses industry standard technologies to maximize reliability. We ensure hardware reliability by a combination of redundancy at the component level and hot spares for groups of components. We ensure software and data reliability through a variety of processes and quality assurance procedures. We have incorporated standard procedures such as daily database backups, off site storage of critical archives, and incremental backup of ongoing database modifications into our standard operating discipline. Additional reliability is provided by our fault tolerant and redundant platform architecture, which utilizes clustering technology to ensure that Web access to our service is not interrupted by any single machine failure.

Competition

   We face intense competition from both traditional and online advertising and direct marketing businesses. We expect that competition will increase due to the lack of significant barriers to entry in the online advertising market. As we expand the scope of our services, we may compete with an increasing universe of media companies across a widening range of advertising and direct marketing services. Currently, several other companies offer competitive e-mail direct marketing services, including coolsavings.com, MyPoints.com, PostMasterDirect.com and YesMail.com. We may also face competition from online content providers and list aggregators, as well as established online portals and community Web sites that engage in direct marketing. Additionally, traditional advertising agencies and direct marketing companies may seek to offer online products or services that compete with ours.

   Our ability to compete effectively depends upon many factors, including:

  .  the timing and market acceptance of new e-mail categories;

  .  the pricing of our services to advertisers;

  . our ongoing ability to demonstrate the effectiveness of our service to advertisers;

  .  our ability to increase awareness of the LifeMinders.com brand;

  .  our ability to increase our member database;

  . our ability to increase the depth of information in our database by capturing demographic, behavioral and transactional data about our members;

  . the capacity of our technology infrastructure to meet the needs of members and advertisers; and

  . the extent and effectiveness of our sales and marketing efforts and those of our competitors.

   While we believe that we compare favorably to our competitors based on these factors, many of our current competitors and potential new competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These advantages may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies, and make more attractive offers to potential employees, strategic partners and advertisers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective advertisers and advertising agency customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of our market share.

Intellectual Property and Proprietary Rights

   Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we seek to protect through a combination of patents, copyrights, trade secrets and trademarks. We have one registered patent. We regularly enter into confidentiality or license agreements with our employees, consultants and corporate and strategic partners and generally seek to control access to and distribution of our documentation and other proprietary information. We pursue the registration of our trade and service marks in the United States and internationally. We have registered trademarks for "MinderSoft," "HomeMinder," "EntertainmentMinder" and "GrowthMinder" in the United States and have filed 21 trademark applications in the United States, including the name and logo for "LifeMinders.com" and "backslashSanity." Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information is difficult.

Current and Potential Government Regulation

 Privacy Issues

   The Federal Trade Commission, or FTC, is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on access by minors. These regulations may include requirements that companies establish certain procedures to, among other things:

  . give adequate notice to consumers regarding information collection and disclosure practices;

  . provide consumers with the ability to have personal identifying information deleted from a company's database;
  . provide consumers with access to their personal information and with the ability to rectify inaccurate information;

  . clearly identify affiliations or a lack thereof with third parties that may collect information or sponsor activities for a services membership; and

  . obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

   These regulations may also include enforcement and redress provisions. While we are implementing programs designed to enhance the protection of the privacy of its users, including children, there can be no assurance that these programs will comply with any regulations adopted by the FTC. Moreover, even in the absence of those regulations, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. We may become subject to a similar investigation, or the FTC's regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from members. This, in turn, could have an adverse effect on our ability to provide highly targeted opportunities for advertisers and electronic commerce marketers.

   The European Union, or EU, has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, EU citizens are guaranteed rights to access their data, to know where the data originated, to have inaccurate data corrected, to recourse in the event of unlawful processing and to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standard in the United States. In particular, companies with offices located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, the directive may adversely affect the activities of entities like us that engage in data collection from users in EU member countries.

 Internet Taxation

   There are currently pending a number of legislative proposals at the federal, state and local level, and by certain foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states already have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on e-commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, one or more federal and/or state taxes may be imposed upon Internet commerce. This legislation, or other attempts at regulating commerce over the Internet, may substantially impede the growth of commerce on the Internet and, therefore, adversely affect our opportunity to derive financial benefit from those activities.

Jurisdictions

   Although our e-mail transmissions over the Internet originate primarily in Virginia, due to the global nature of the Internet, it is possible that the governments of other states, the federal government and governments of foreign countries might attempt to regulate our transmissions or prosecute us for purported violations of their laws. These laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could harm our business, results of operations and financial condition. In addition, as our service is available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of these states or foreign countries. We are qualified to do business only in Delaware and Virginia, and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to penalties and could result in our inability to enforce contracts in these jurisdictions.

Employees

   As of August 31, 1999, we employed 47 people, including 20 in sales and marketing, 12 in technology and production, eight in member experience/marketing and analysis, and seven in support, administration, finance, management and human resources. All employees are full-time. We believe that we maintain good relations with our employees.

Facilities

   We are currently leasing approximately 17,500 square feet of office space at two locations in Herndon, Virginia. The lease for 13,000 square feet expires in 2004 while the lease for 4,500 square feet expires in August 2000. We believe that this existing space will meet our space requirements for the near future but that we will likely require additional space in late 2000.

Legal Proceedings

   From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any legal proceeding.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth, as of September 24, 1999, certain information concerning the executive officers and directors:

Name                      Age Position
----                      --- --------
Stephen R. Chapin, Jr...   36 President, Chief Executive Officer and Chairman of the Board of Directors
John A. Chapin..........   34 Senior Vice President, Member Experience, Secretary
Joseph S. Grabias.......   50 Vice President and Chief Financial Officer
Harry A. Layman.........   42 Vice President, Engineering and Chief Technology Officer
Mark F. Bryant..........   35 Vice President, Business Development and Advertising Sales
David C. Meade..........   26 Vice President, Member Acquisition
Timothy D. Hanlon.......   41 Vice President, Marketing and Communications
Kevin G. Quinn..........   45 Vice President, Strategic Planning
E. Rogers Novak, Jr. ...   51 Director
B. Gene Riechers........   44 Director
Douglas A. Lindgren.....   37 Director
Philip D. Black.........   33 Director
Jonathan B. Bulkeley....   38 Director

--------

   Stephen R. Chapin, Jr. co-founded LifeMinders.com in August 1996 and has served as our President, Chief Executive Officer and Chairman of the Board since August 1996. Prior to founding LifeMinders.com, from September 1995 to October 1996, Mr. Chapin served as a Vice President at First USA Bank. From September 1993 to September 1995, Mr. Chapin was a management consultant at McKinsey & Company. From 1985 to 1990, Mr. Chapin served in the U.S. Navy, as the Secretary of the Navy's liaison to Congress and as a naval engineering and weapons officer.

   John A. Chapin co-founded LifeMinders.com in August 1996 and has served as our Senior Vice President, Member Experience since August 1999. Prior to co-founding LifeMinders.com, from September 1996 to July 1997, Mr. Chapin worked in system sales to large corporate clients at Otis Elevator, an elevator maintenance company. From July 1995 to September 1995, Mr. Chapin served as a financial analyst at Allied Signal.

   Joseph S. Grabias joined LifeMinders.com in August 1999 as Vice President and Chief Financial Officer. Prior to joining LifeMinders.com, from October 1997 to July 1999, Mr. Grabias was the Vice President and Chief Financial Officer of Comm Site International, Inc., a provider of tower related services to the U.S. wireless communications industry. Mr. Grabias was the Chief Financial Officer and Vice President at KMR Power Corporation from January 1994 to September 1997. Prior to working for KMR Power Corporation, Mr. Grabias was a self-employed business consultant for seven years.

   Harry A. Layman has served as our Vice President, Engineering and Chief Technology Officer since March 1999. Prior to joining LifeMinders.com, Mr. Layman was Executive Director of Software Services at The College Board, an educational association which provides financial aid services and software. Mr. Layman joined The College Board in January 1996 upon its acquisition of Virginia Software Inc., a software development firm that Mr. Layman founded in January 1986. Prior to founding Virginia Software, Inc., Mr. Layman worked in servicing systems and in strategic planning at Sallie Mae and was a consultant with Arthur Young & Company.

   Mark F. Bryant has served as our Vice President, Business Development and Advertising Sales, since May 1998. Prior to joining LifeMinders.com, Mr. Bryant served as Chief Operating Officer and Senior Vice President of Marketing and Sales of System Dynamics, Inc., a database management and targeted direct communications company, which he joined in 1988. Prior to working at System Dynamics, Inc., Mr. Bryant was involved in political fundraising and was active in national and state politics.

   David C. Meade has served as our Vice President, Member Acquisition, since June 1999 and served as Product Manager from April 1998 to June 1999. Previously, from June 1996 to April 1998, Mr. Meade worked as a consultant at Price Waterhouse LLP (now PricewaterhouseCoopers LLP). From May 1995 to September 1995, he was the owner and manager of an independent franchise.

   Timothy D. Hanlon has served as our Vice President, Marketing and Communications since July 1999. Prior to joining LifeMinders.com, from July 1997 to May 1999, Mr. Hanlon was the President of Van Bueren International where he served as the head of marketing and communications at America's Promise, a national non-profit organization led by retired General Colin Powell. From September 1995 to July 1997, Mr. Hanlon was an Account Director at Bozell Worldwide, and from June 1993 to September 1995 he served as President and CEO of the Buoniconti Fund to Cure Paralysis, Inc., a $38 million campaign to build a new research facility for the Miami Project. Prior to that, Mr. Hanlon was an Account Manager at Saatchi & Saatchi Advertising.

   Kevin G. Quinn has served as our Vice President, Strategic Planning, since September 1999. Prior to joining LifeMinders.com, from November 1994 to July 1999, Mr. Quinn was a Managing Director at H.C. Wainwright & Co., Inc., an investment banking firm.

   E. Rogers Novak, Jr. has been a director of LifeMinders.com since November 1997. Mr. Novak is a General Partner of Novak Biddle Venture Partners, a venture capital investment firm, which he co-founded in 1996. From 1985 to 1994 he was a General Partner of Grotech Venture Partners, I, II and III. During 1995 and 1996, Mr. Novak was a Managing Director of Markowitz & McNaughton, an investment banking firm. Mr. Novak currently serves on the boards of directors of Entevo Corporation, Blackboard Inc., Engenia Software, Inc., 1010 Web and Spyrus. He serves on the board of advisors of MMG Ventures, a specialized small business investment company.

   B. Gene Riechers has served as a director of LifeMinders.com since November, 1997. Mr. Riechers is a managing director of FBR Technology Venture Partners L.P., a venture capital investment firm, which he joined in December 1996. Prior to joining FBR Technology Venture Partners L.P., Mr. Riechers served as the Chief Financial Officer of CyberCash, a leader in Internet payment systems, from December 1995 to December 1996. From September 1993 to December 1995, Mr. Riechers served as the Chief Financial Officer of Online Resources and Communications Corp., a provider of electronic home banking services. He currently serves on the boards of directors of webMethods, Inc., WisdomWare, Inc., IntraNetics, Inc., Entevo Corporation, Call Technologies, Inc. and The Empyrean Group.

   Douglas A. Lindgren, has served as a director of LifeMinders.com since February 1999. Mr. Lindgren is a Managing Director of United States Trust Company of New York and is the Chief Investment Officer of Excelsior Private Equity Fund II, Inc. Prior to joining U.S. Trust in April 1995, Mr. Lindgren served in various capacities for Inco Venture Capital Management, Inc. from January 1988 through March 1995, including the positions of President and Managing Principal from January 1993 through March 1995. Before joining Inco Venture Capital Management, Inc., Mr. Lindgren was employed at Salomon Brothers Inc and Smith Barney, Harris Upham & Co., Inc. He is an Adjunct Professor of Finance at Columbia University's Graduate School of Business, where he has been teaching courses on venture capital since 1993. Mr. Lindgren currently serves on the boards of director of Constellar Corporation, ReleaseNow.com, PowerSmart, Inc., On the Go Software, Inc. and MarketFirst Software, Inc.

   Philip D. Black has served as a director of LifeMinders.com since May 1999. Since March 1999, Mr. Black has been a Managing Member of Calvert Capital L.L.C. and Calvert Capital II, L.L.C., which are both venture capital investment firms and the general partners of the ABS Ventures Entitites. From March 1995 to March 1999, Mr. Black was a General Partner of Weiss, Peck & Greer Venture Partners, a venture capital investment firm, and from 1988 to 1995, was a Senior Associate at Summit Partners, also a venture capital firm. Mr. Black currently serves on the board of directors of Personify Incorporated and Zilliant.com.

   Jonathan B. Bulkeley has served as a director of LifeMinders.com since August 1999. Since January 1999, Mr. Bulkeley has served as the Chief Executive Officer of barnesandnoble.com. From July 1995 to January 1999, he served as managing director of America Online, Inc.'s joint venture with Bertelsmann Online to provide interactive online services in the United Kingdom. Prior to July 1995, Mr. Bulkeley was vice president of business development at America Online in the United States, and prior that, served as general manager of media at America Online. Before joining America Online in March 1993, Mr. Bulkeley worked at Time Inc. in a variety of roles, including director of marketing and development for Money magazine and sales and marketing positions at Time and Discover magazines.

Board Composition

   Our certificate of incorporation currently authorizes seven directors. Upon completion of this offering, our Restated Certificate of Incorporation and Bylaws will provide that our board will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The Class I directors, Messrs. Novak and Riechers, will stand for reelection at the 2000 annual meeting of stockholders. The Class II directors, Messrs. Lindgren and Black, will stand for reelection at the 2001 annual meeting of stockholders. The Class III directors, Messrs. Stephen Chapin and Bulkeley, will stand for reelection at the 2002 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management.

   We currently expect to add one additional director prior to December 31, 1999.

   Stephen Chapin is the brother of John Chapin. There are no other family relationships among any of our directors, officers or key employees.

Board Committees

   The board of directors has a compensation committee and an audit committee.

   Compensation Committee. Our board's compensation committee reviews and makes recommendations to the board regarding the compensation and benefits provided to our key executive officers and directors, including stock compensation and loans. In addition, the compensation committee reviews policies regarding compensation arrangements and benefits for all of our employees. As part of the foregoing, the compensation committee also administers our 1998 Stock Option Plan. The current members of the compensation committee are Messrs. Riechers and Novak.

   Audit Committee. Our board's audit committee reviews and monitors our internal accounting procedures and reviews the results and scope of the annual audit and other services provided by our independent accountants. The audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee is responsible for considering and recommending the appointment of, and reviewing fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Riechers and Novak.

Director Compensation

   Our directors do not receive compensation for attendance at board meetings or board committee meetings. However, our directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. From time to time, certain directors who are not employees of LifeMinders.com have received grants of options to purchase shares of our common stock. On August 19, 1999, we granted Jonathan B. Bulkeley an option to purchase 50,000 shares of our common stock, at an exercise price of $4.83 per share.

Compensation Committee Interlocks and Insider Participation

   The compensation committee of the board of directors currently consists of Messrs. Riechers and Novak. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

Indemnification

   Our Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . unlawful payments of dividends or other distributions or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derives an improper personal benefit.

   We or our stockholders may pursue equitable remedies for a director's alleged breach of his or her fiduciary duties, such as an injunction or rescission, even where monetary remedies are unavailable.

   Our Restated Certificate of Incorporation provides that we shall indemnify our current and former directors and officers, and may indemnify our current and former employees and agents, against any and all liabilities and expenses incurred in connection with their services in those capacities to the maximum extent permitted by Delaware law. In addition, our Restated Certificate of Incorporation requires us to advance expenses to any person entitled to indemnification, provided that such person undertakes to repay the advancement if it is determined in a final judicial decision from which there is no right of appeal that such person is not entitled to indemnification. Our Restated Certificate of Incorporation further permits us to secure insurance on behalf of our directors, officers, employees and agents for any expense, liability or loss incurred in such capacities, regardless of whether the Restated Certificate of Incorporation or Delaware law would permit indemnification against such expense, liability or loss.

   With respect to the indemnification of directors and officers for liabilities arising under the Securities Act, the SEC has opined that such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable.

Executive Compensation

   The following table sets forth information concerning the compensation we paid to our chief executive officer and our other executive officer whose total annual compensation exceeded $100,000 (the "named executive officer") during the fiscal year ended December 31, 1998.

                           Summary Compensation Table

                                                      Long-Term
                                                 Compensation Awards
                                                 -------------------
                         Annual Compensation(1)
                         -----------------------  Number of Shares
Name and Principal                                   Underlying         Other
Position                 Salary  ($)  Bonus ($)      Options (#)     Compensation
------------------       ----------------------- ------------------- ------------
Stephen R. Chapin,        $     131,250 $     --           --            $--
 Jr. ...................
 President, Chief
 Executive Officer and
 Chairman of the Board
Mark F. Bryant..........  $     125,000 $     --       100,000           $--
 Vice President,
 Business Development
 and Advertising Sales

--------
(1) Mr. Layman was hired as an executive officer in March 1999 and is compensated at an annual rate of $175,000, Mr. Hanlon was hired as executive officer in July 1999 and is compensated at an annual rate of $150,000, Mr. Grabias was hired in August 1999 and is compensated at an annual rate of $175,000 and Mr. Quinn was hired in September 1999 and is compensated at an annual rate of $175,000.

   The following table provides information concerning grants of options to purchase our common stock that we made to our chief executive officer and named executive officer during the fiscal year ended December 31, 1998. We did not grant stock appreciation rights to these individuals during 1998.

                       Option Grants in Fiscal Year 1998

                                       Individual Grants
                          --------------------------------------------
                                                                        Potential Realizable
                                      Percentage                          Value at Assumed
                          Number of    of Total                        Annual Rates of Stock
                          Securities   Options                         Price Appreciation for
                          Underlying  Granted to  Exercise                 Option Term(3)
                           Options   Employees in Price Per Expiration ----------------------
Name                      Granted(1) Fiscal 1998  Share(2)     Date        5%         10%
----                      ---------- ------------ --------- ---------- ---------- -----------
Stephen R. Chapin, Jr...       --         --          --         --           --          --
Mark F. Bryant..........   100,000      26.7%       $1.00     5/1/08   $   62,889 $   159,374

--------
(1) Of the options listed in the table above, 25% are exercisable on May 1, 2000 and a pro rata portion of the remaining 75% becomes exercisable each month over the subsequent three year period.
(2) The exercise price is equal to the fair market value of our common stock as valued by our board of directors on the date of grant. In determining this fair market value, the board of directors took into account the purchase price paid by investors for shares of our preferred stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with such preferred stock) and an evaluation by the board of directors of our revenue, operating history and prospects. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by lending the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.
(3) Potential Realizable Value assumes that the common stock appreciates at the indicated annual rate (compounded annually) from the grant date until the expiration of the option term and is calculated based on the rules promulgated by the SEC. Potential Realizable Value does not represent our estimate of future stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Aggregated Fiscal Year-End Option Values

   The following table provides summary information regarding options held by our chief executive officer and named executive officer for the fiscal year ended December 31, 1998. The value of unexercised in-the-money options is based
on an assumed initial public offering price of $   .

                                 Number of Securities               Value of Unexercised
                                Underlying Unexercised             "In-the-Money" Options
                             Options at December 31, 1998          at December 31, 1998(1)
                             ---------------------------------    -------------------------
      Name                    Exercisable      Unexercisable      Exercisable Unexercisable
      ----                   -------------    ----------------    ----------- -------------
   Stephen R. Chapin, Jr...               --                  --      --           --
   Mark F. Bryant..........               --              100,000     --           --

--------
(1) Value for "in-the-money" options represents the positive spread between the exercise price of outstanding options and the fair market value of $1.00 per share on December 31, 1998. The fair market value of our common stock at the end of 1998 was estimated by the board of directors on the basis of the purchase price paid by investors for shares of our preferred stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with the preferred stock) and an evaluation by the board of our revenue, operating history and prospects.

Stock Option Plan

   We adopted a stock option plan for the purpose of promoting our long-term growth and profitability by (i) providing key people with incentives to improve stockholder value and contribute to our growth and financial success and (ii) enabling us to attract, retain and reward talented and skilled persons for positions of substantial responsibility. We have used stock options as a component of compensation for our officers and key employees.

   Share Reserve. Our board of directors adopted our 1998 Stock Option Plan on March 26, 1998 and our stockholders approved the plan in April 1998, initially providing for a maximum of 380,000 shares to be issued pursuant to stock options granted under the plan. The board of directors and stockholders approved an increase in the number of shares available for issuance pursuant to stock options under the plan of 241,000 shares on June 26, 1998, a further increase of 515,056 shares effective January 29, 1999, a further increase of 500,000 shares effective May 28, 1999, and a further increase of 700,000 shares effective September 22, 1999, resulting in an aggregate maximum of 2,336,056 shares of the common stock available and reserved for issuance under the plan.

   Administration. The compensation committee of our board of directors administers the 1998 Stock Option Plan. The committee has the complete discretion to make all decisions relating to the interpretation and operation of the plan. The committee has the discretion to determine who will receive an option, what type of option it will be, how many shares will be covered by the option, what the vesting requirements will be (if any), and what the other features and conditions of each option will be. The compensation committee, with the approval of the board of directors, may also reprice the exercise price of outstanding options to the then current fair market value of the underlying stock and modify outstanding awards in other ways.

   Eligibility. The following groups of individuals are eligible to participate in the 1998 Stock Option Plan: employees, members of our board of directors and consultants. The 1998 Stock Option Plan provides that no participant may receive options covering more than 190,000 shares in the same year.

   Types of Award. The 1998 Stock Option Plan provides for the issuance of incentive stock options, which may be granted only to employees, and nonstatutory stock options to purchase shares of our common stock. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 1998 Stock Option Plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price is 85% of the fair market value of our common stock on the option grant date.

   Exercise and Vesting. Optionees may pay the exercise price by using cash and, if permitted by the compensation committee and provided in their grant agreement, through the following:

  . shares of common stock which, if acquired by option exercise, the optionee has owned for six months prior to exercise;

  . a promissory note with such security as the board of directors shall require;

  . an immediate sale of the option shares through a broker designated by us; or a loan from a broker designated by us; or

  .  a loan from a broker designated by us, secured by the option shares.

Options vest (that is, become exercisable) at the time or times determined by the compensation committee. In most cases, our options vest over the four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier.

   Merger or Sale. If we merge with another company, or there is a sale of substantially all of our assets to another company, an option under the 1998 Stock Option Plan will terminate if the option is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another award on substantially the same terms. In that event, the optionee will be given at least 15 days prior to the option's termination to exercise the vested portion of the option.

   Change in Capitalization. The number and price of shares covered by outstanding stock options and the number of shares authorized under the 1998 Stock Option Plan shall be proportionately adjusted, as determined by the board of directors, to take into account a stock split, reverse stock split, stock dividend, combination or reclassification of shares or similar event.

   Amendment or Termination. Our board may amend or terminate the 1998 Stock Option Plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. No amendment shall impair the rights of any optionee under an option previously granted without his or her consent. The 1998 Stock Option Plan will continue in effect until March 25, 2008, unless the board decides to terminate the plan earlier.

Employment Agreements

   In November 1997, we entered into two year employment agreements with each of Stephen Chapin and John Chapin. Under the agreements, we agreed to pay Stephen Chapin an annual salary of $120,000 and John Chapin an annual salary of $80,000. The board of directors subsequently approved an annual salary for Stephen Chapin of $200,000 effective July 1999 and an annual salary of John Chapin of $100,000 effective July 1999. Both agreements provide for bonuses based upon our profitability and overall financial condition, which may be awarded by our board of directors in its sole discretion. The employment agreements prohibit Stephen Chapin and John Chapin from competing with us and soliciting our customers or employees during the term of the employment agreement and the 12-month period after the date of their termination.

                              CERTAIN TRANSACTIONS

Stock Purchase Agreements and Related Matters

   In November 1997, we sold shares of our Series A convertible preferred stock to the following purchasers in the following amounts at a purchase price of $1.00 per share:

   FBR Technology Venture Partners, L.P................................. 325,000
   Novak Biddle Venture Partners, L.P................................... 300,000
   ABS Ventures IV, L.P................................................. 250,000
   ABX Fund, L.P........................................................  75,000
   David Pensky.........................................................  50,000

   In addition, we also granted to each of the above-listed purchasers an option to purchase a like number of shares of Series B convertible preferred stock, at an exercise price of $1.00 per share. In June 1998, the above-mentioned purchasers exercised those options. Each of the purchasers entered into a stockholders' agreement and a registration rights agreement. See "Certain Transactions--Stock Purchase Agreements and Related Matters-- Stockholders' Agreement and Registration Rights Agreement."

   In January 1999, we sold shares of our Series C convertible preferred stock to the following purchasers in the following amounts at a price of $1.5265 per share:

   Excelsior Private Equity Fund II, Inc.............................. 1,965,280
   Novak Biddle Venture Partners, L.P.................................   240,201
   FBR Technology Venture Partners, L.P...............................   207,446
   ABS Ventures IV, L.P...............................................   159,574
   ABX Fund, L.P......................................................    47,872

   Excelsior Private Equity Fund II, Inc. became a party to the stockholders' agreement and the registration rights agreement. See "Certain Transactions-- Stock Purchase Agreements and Related Matters--Stockholders' Agreement and Registration Rights Agreement."

   In May 1999, we sold shares of our Series D convertible preferred stock to the following purchasers in the following amounts at a price of $4.7051 per share:

   Pyramid Ventures, Inc.............................................. 1,275,212
   Excelsior Private Equity Fund II, Inc..............................   637,606
   FBR Technology Venture Partners, L.P...............................   212,535
   Novak Biddle Venture Partners, L.P.................................   106,268
   Four Individual Accredited Investors...............................    21,253

   Each of Pyramid Ventures, Inc. and the four individual accredited investors became parties to the stockholders' agreement and the registration rights agreement. See "Certain Transactions--Stock Purchase Agreements and Related Matters--Stockholders' Agreement and Registration Rights Agreement."

   In September 1999, we sold shares of our Series E convertible preferred stock to the following purchasers and to certain non-affiliated parties in the following amounts at a price of $8.0868 per share:

   Novak Biddle Venture Partners, L.P. ...............................    61,829
   Novak Biddle Venture Partners II, L.P..............................    49,463
   ABS Ventures IV, L.P...............................................    91,187
   ABX Fund, L.P......................................................    27,861
   FBR Technology Venture Partners, L.P. .............................   111,292
   Excelsior Private Equity Fund II, Inc..............................   556,462
   Jonathan Bulkeley..................................................    61,829
   Philip D. Black....................................................    10,000
   ABS Ventures LM L.L.C. ............................................   120,000
   Certain Non-Affiliated Parties..................................... 1,702,070

   Each of the Series E Convertible Preferred Stock purchasers became parties to the stockholders' agreement and the registration rights agreement. See "Certain Transactions--Stock Purchase Agreements and Related Matters-- Stockholders' Agreement and Registration Rights Agreement."

   Stockholders Agreement and Registration Rights Agreement. Holders of the Company's preferred stock are parties to a stockholders' agreement that contains arrangements with respect to voting, rights of first refusal, and "tag-along" rights, as well as other agreements relating to corporate governance. The rights and obligations under the stockholders' agreement will terminate upon the consummation of this offering.

   In addition, we have granted holders of our preferred stock certain registration rights. Pursuant to these registration rights, we may be required to file registration statements under the Securities Act covering all or a portion of the common stock issued or issuable upon the automatic conversion of the preferred stock or may be required to included such shares of common stock in a registration under the Securities Act that we initiate on our own behalf. See "Description of Capital Stock--Registration Rights."

Other Transactions

   During 1996 and 1997, Stephen R. Chapin, Jr. and D. Thorp Foster loaned us $35,236 and $53,319, respectively, to assist us in paying our obligations. We repaid $10,000 of the loan during 1996 and $53,919 during 1997. In December 1997, Mr. Chapin and Mr. Foster forgave the outstanding loan balance of $24,636. During 1998, we incurred $84,000 in contractor expenses from the Lordhill Company. Hugh Ronalds, one of our stockholders, is the President of the Lordhill Company.

   We believe that the transactions disclosed above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

   Since January 1, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any of our directors, executive officers, holder of more than 5% of our Common Stock or any member of the immediate family of such persons had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described where required in "Management," and (ii) the transactions described above.

   We believe that the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of September 23, 1999, as adjusted
to reflect the sale of     shares of common stock in this offering and the
conversion of all outstanding shares of our convertible preferred stock into shares of common stock, by:

  . each person or group known by us to own beneficially more than 5% of our outstanding common stock;

  . each of our directors and each named executive officer; and

  . our directors and executive officers as a group.

   We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons included in the table have sole voting and investment power with respect to all shares beneficially owned. Shares of common stock subject to options that are currently exercisable or are exercisable within 60 days of September 23, 1999 are treated as outstanding and beneficially owned with respect to the person holding such options for the purpose of computing the percentage ownership of such person. However, these shares are not treated as outstanding for purposes of computing the percentage ownership of any other person. The percentages in the "After the Offering" column assume that the underwriters do not exercise their over-allotment option
to purchase up to     additional shares.

                                                Percent of Common Stock
                                    Shares of      Beneficially Owned
                                   Common Stock ----------------------------
                                   Beneficially  Before the       After the
Name of Beneficial Owner              Owned       Offering        Offering
------------------------           ------------ ------------     -----------
Douglas A. Lindgren...............  3,159,348            25.59%
 Excelsior Private Equity Fund II,
  Inc.(1)

Philip D. Black...................  2,385,206            19.32%
 Entities affiliated with ABS
  Ventures(2)

B. Gene Riechers..................  1,181,273             9.57%
 FBR Technology Venture Partners,
  L.P.(3)

E. Rogers Novak...................  1,057,761             8.57%
 Novak Biddle Venture Partners,
  L.P.(4)

Stephen R. Chapin, Jr.(5).........  1,455,012            11.71%

Jonathan B. Bulkeley(6)...........     61,829                *

Mark F. Bryant(7).................     57,500                *

All directors and executive
 officers as a group (13
 persons)(8)......................  9,713,720            77.25%

--------
 * Less than 1%.
(1) Represents shares held of record by Excelsior Private Equity Fund II, Inc. Mr. Lindgren, one of our directors, is the Chief Investment Officer of Excelsior Private Equity Fund II, Inc. The address of Mr. Lindgren and Excelsior Private Equity Fund II, Inc. is 114 West 47th Street, New York, New York 10036. Mr. Lindgren disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Excelsior Private Equity Fund II, Inc.
(2) Represents (a) 1,395,212 shares held of record by ABS Ventures LM L.L.C. (which shares were transferred from Pyramid Ventures, Inc., an affiliate of ABS Ventures LM L.L.C., in September 1999), (b) 750,761 shares held of record by ABS Ventures IV, L.P., (c) 225,733 shares held of record by ABX Fund, L.P., (d) 10,000 shares held of record by Philip D. Black, (e) 1,000 shares held of record by John Burke, (f) 2,500 shares held of record by Jin Byun. The address of Mr. Black, one of our directors, and each of the entities and other individuals is 1 South Street, Suite 2150, Baltimore, Maryland 21202. Mr. Black disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.

(3) Represents shares held of record by FBR Technology Venture Partners, L.P. Mr. Riechers, one of our directors, is the Managing Director of FBR Technology Venture Partners, L.P. The address of Mr. Riechers and FBR Technology Venture Partners, L.P. is 1001 19th Street North, 10th Floor, Arlington, Virginia 22209. Mr. Riechers disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in FBR Technology Venture Partners, L.P.
(4) Represents shares held of record by Novak Biddle Venture Partners, L.P. and Novak Biddle Venture Partners II, L.P. Mr. Novak, one of our directors, is a principal of Novak Biddle Venture Partners, L.P. The address of Mr. Novak and Novak Biddle Venture Partners, L.P. is 1897 Preston White Drive, Reston, Virginia 20191. Mr. Novak disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Novak Biddle Venture Partners, L.P.
(5) Includes 80,000 options to purchase shares that are vested. Mr. Chapin is the Chairman of the Board, President and Chief Executive Officer of LifeMinders.com. Mr. Chapin's address is 1110 Herndon Parkway, Herndon, Virginia 20170.
(6) Mr. Bulkeley's address is 76 Ninth Avenue, 11th Floor, New York, New York 10128.
(7) Represents 57,500 options to purchase shares that are vested. Mr. Bryant's address is 1110 Herndon Parkway, Herndon, Virginia 20170.
(8) Represents 9,483,325 shares held of record by our directors and executive officers as a group and 215,395 shares subject to options exercisable within 60 days of September 23, 1999 held by our directors and executive officers as a group.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon consummation of this offering, our authorized capital stock will
consist of     shares of common stock, $0.01 par value, and     shares of
preferred stock, $0.01 par value. The following summary of certain provisions of the common stock and the preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, our Restated Certificate of Incorporation and Bylaws and by the provisions of applicable law.

Common Stock

   As of    , 1999, there were     shares of common stock outstanding that were
held of record by approximately    stockholders. There will be     shares of
common stock outstanding (assuming no exercise of the underwriters' over-
allotment option and assuming no exercise after    , 1999, of outstanding
options) after giving effect to the sale of the shares of common stock to the public offered hereby and the conversion of our preferred stock into common stock at a one-to-one ratio.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of LifeMinders.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no cumulative voting, preemptive or conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

   Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 9,665,240 shares of common stock and automatically retired. Thereafter, the board of directors will have the authority to issue up
to     shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of LifeMinders.com without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

Anti-takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

 Restated Certificate of Incorporation and Bylaws

   Effective upon the closing of this offering, we will have a classified board of directors such that approximately one-third of the members of the board of directors are elected at each annual meeting of our stockholders. Our Bylaws will provide that our stockholders may call a special meeting of stockholders only upon a written request of stockholders owning at least 25% of our capital stock. These provisions of the Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of LifeMinders.com. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of LifeMinders.com. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

 Delaware Law

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of our outstanding voting stock which is not owned by the interested stockholder.

A "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

Registration Rights

   We have granted holders of our preferred stock certain piggy-back and demand registration rights. These rights may require us to file registration statements under the Securities Act covering all or a portion of the common stock issued or issuable upon the automatic conversion of the preferred stock or we may be required to include such shares of common stock in a registration under the Securities Act that we initiate on our own behalf.

   The demand registration rights provide that upon request of the holders of common stock issued or issuable upon the automatic conversion of the preferred stock, which request can be made at any time after November 12, 2000 or one year from the date of the consummation of this offering, we may be required to use its best efforts to register all or a portion of such shares under the Securities Act on a Form S-1 registration statement. The request for such registration must include at least 15% of the number of shares then held by the holders granted registration rights or the number of shares sufficient to result in net proceeds in excess of $15 million. We are obligated to effect no more than three such registrations on a Form S-1 registration statement, but we are not required to effect any demand registration within 180 days after any other registration statement (on any form other than the Form S-4 or the Form S-8) involving our common stock has become effective or has been filed and not withdrawn.

   The holders of common stock issued or issuable upon the automatic conversion of the preferred stock also have the right to request that we register such shares under the Securities Act on a Form S-3 registration statement, if and when we qualify to use this form of registration statement. There is no limit on the number of registrations on Form S-3 that such holders may request, except that no holder may request more than two such registrations in any twelve month period and each request must include shares having an aggregate offering price of at least $1 million.

   In addition, each of the holders indicated above has certain "piggyback" registration rights. If we propose to register any common stock under the Securities Act for its own account (other than pursuant to an offering in connection with the registration of securities on the Form S-8 or any successor form, which covers securities issued under an employee benefit plan or on the Form S-4 or any successor form, which covers securities issued in a business combination or a registered exchange offer) holders of "piggyback" rights may require that we include all or a portion of their common stock issued or issuable upon the automatic conversion of the preferred stock in such registration. In connection with any such offering, the managing underwriter thereof can limit the number of shares held by persons with "piggyback" registration rights to be included in such registration.

   We will be responsible for all expenses incurred in connection with the registration rights above, excluding underwriting discounts or commissions.

Transfer Agent And Registrar

   The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could lower prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could harm the prevailing market price and impair our ability to raise equity capital in the future.

   Upon completion of the offering, we will have     outstanding shares of
common stock. Of these shares, the     shares sold in the offering, plus any
shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

   The remaining     shares outstanding are "restricted securities" within the
meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

   We anticipate that our directors, officers and significant securityholders will enter into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Hambrecht & Quist LLC. Taking into account the lock-up agreements, and assuming Hambrecht & Quist LLC does not release stockholders from these agreements, the number of shares that will be available for sale in the public market under the provisions of Rule 144, 144(k) and 701 will be as follows:

  . Beginning on the effective date of this prospectus, only the shares sold in this offering will be immediately available for sale in the public market.

  . Beginning 90 days after the effective date, approximately     shares
    subject to fully vested options will be eligible for sale.

  . Beginning 180 days after the effective date, approximately     shares
    will be eligible for sale.

  . At various times thereafter upon the expiration of applicable holding
    periods,     shares will become eligible for sale.

  In general, under Rule 144, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding
    which will equal approximately     shares immediately after the offering;
    or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701 permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

   The underwriters named below, through their representatives, Hambrecht & Quist LLC, Thomas Weisel Partners LLC, PaineWebber Incorporated and Wit Capital Corporation, have severally agreed to purchase, and we have agreed to sell
them, an aggregate of     shares of common stock pursuant to an underwriting
agreement. The number of shares of common stock that each underwriter has agreed to purchase is listed opposite its name below:

         Name                                                   Number of Shares
         ----                                                   ----------------
      Hambrecht & Quist LLC....................................
      Thomas Weisel Partners LLC...............................
      PaineWebber Incorporated.................................
      Wit Capital Corporation..................................
                ...............................................
                ...............................................
                ...............................................
                ...............................................
                ...............................................
                ...............................................
                                                                      ---

                                                                      ===

   The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us and the selling stockholders, their counsel and the independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered by this prospectus if any of the shares are purchased.

   The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of common stock.

Underwriting Discounts and Commissions Payable by LifeMinders.com

                                             Without Over-        With Over-
                                           Allotment Exercise Allotment Exercise
                                           ------------------ ------------------
      Per Share...........................
        Total.............................

   We estimate that the total expenses of this offering, excluding underwriting
discounts and commissions, will be approximately $      .

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to selected dealers at a price that
represents a concession not in excess of $    per share under the public
offering price. The underwriters may allow, and such dealers may reallow a
concession not in excess of $    per share to other underwriters or selected
other dealers. After the initial public offering of the shares of common stock, the offering price and other selling terms may be changed by the representatives of the underwriters.

   An electronic prospectus is available on the Web site maintained by eSchwab. The underwriters have agreed to allocate a limited number of shares to eSchwab for sale to its brokerage account holders. In addition, a prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital. In addition, all dealers purchasing shares from Wit Capital in the offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers.

Purchases of shares from Wit Capital are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities.

   In the underwriting agreement, we have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to
purchase up to an aggregate of     additional shares of common stock at the
initial public offering price, less underwriting discounts and commissions, listed on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase approximately the same percentage which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered by this prospectus.

   At our request, the underwriters have reserved up to     shares of common
stock to be sold in the offering and offered for sale, at the public offering price, to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part. LifeMinders.com has agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make with respect to these liabilities.

   We anticipate that our directors, officers and our significant stockholders will agree not to directly or indirectly, without the prior written consent of Hambrecht & Quist LLC on behalf of the underwriters, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise, during the 180-day period following the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether any such shares or any such securities are then owned by such person or are later acquired directly from us); or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock.

   We have also agreed that we will not, without the prior written consent of Hambrecht & Quist LLC, offer or sell any shares of common stock, options or warrants to acquire shares of our common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus. We may issue shares upon the exercise of options granted prior to the date of this prospectus, and may grant additional options under our stock option plans, providing that, without the prior written consent of Hambrecht & Quist LLC, the additional options shall not be exercisable during the 180-day period.

   The restrictions described in the previous paragraph do not apply to:

  . the sale to the underwriters of the shares of common stock under the underwriting agreement;

  . the issuance of shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus which is described in the prospectus;

  . transactions by any person other than LifeMinders.com relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares of common stock; or

  . issuance of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of the prospectus and consistent with past practices.

   The underwriters participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Stabilizing, if commenced, may be discontinued at any time.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager of 68 filed public offerings of equity securities, of which 37 have been completed, and has acted as a syndicate member in an additional 33 public offerings of equity securities. We have an agreement with Thomas Weisel Partners LLC under which they provide financial advisory and investment banking services to us. In connection with the closing of our offering of Series E preferred stock, Thomas Weisel Partners LLC received a cash fee equal to 10% of the proceeds of the offering. Thomas Weisel Partners LLC does not have any other material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

   Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the managing underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-manager or selected dealer in over 125 public offerings. Except for its participation as a manager in the offering, Wit Capital has no relationship with us or any of our affiliates.

   Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation among LifeMinders.com and the representatives of the underwriters. The factors that will be considered in determining the initial public offering price are prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to us, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant.

                                 LEGAL MATTERS

   The legality of the securities in this offering has been passed upon for us by or counsel, Venable, Baetjer and Howard, LLP, of McLean, Virginia. Agreed upon legal matters will be passed upon for the underwriters by its counsel, Brobeck, Phleger & Harrison LLP of Washington, DC.

                                    EXPERTS

   Our financial statements at December 31, 1997 and 1998, and for the period from August 9, 1996 (Date of Inception) through December 31, 1996, and for the years ended December 31, 1997 and 1998, appearing in this prospectus and registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules filed therewith. For further information with respect to LifeMinders.com and the common stock offered hereby, reference is made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above.

   This prospectus includes statistical data regarding Internet usage and the advertising industry which were obtained from industry publications, including reports generated by Direct Marketing Association, Forrester Research, Inc., International Data Corporation, Electronic Mail & Messaging Systems and Nielsen//NetRatings. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of that information. While we believe those industry publications to be reliable, we have not independently verified the data included in the reports. We also have not sought, in all instances, the consent of these organizations to refer to their reports in this prospectus.

                             LIFEMINDERS.COM, INC.

                               Table of Contents

                                                                         Page(s)
                                                                         -------
Report of Independent Accountants......................................    F-1

Balance Sheets as of December 31, 1997, 1998 and June 30, 1999
 (unaudited)...........................................................    F-2

Statements of Operations for the period from August 9, 1996 (date of inception) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999
 (unaudited)...........................................................    F-3

Statements of Changes in Stockholders' Equity (Deficit) for the period from August 9, 1996 (date of inception) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the six months ended
 June 30, 1999 (unaudited).............................................    F-4

Statements of Cash Flows for the period from August 9, 1996 (date of inception) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998, 1999
 (unaudited)...........................................................    F-5

Notes to Financial Statements..........................................    F-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of LifeMinders.com, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of LifeMinders.com, Inc. (the Company) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from August 9, 1996 (date of inception) to December 31, 1996, and for each of the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                           /s/ PricewaterhouseCoopers LLP
McLean, Virginia
April 2, 1999, except
as to Note 1 for which
the date is September
23, 1999

                             LIFEMINDERS.COM, INC.

                                 BALANCE SHEETS

                                                                     Pro forma
                                                                   stockholders'
                                  December 31,                        equity
                              ----------------------   June 30,    (deficit) at
                                1997        1998         1999      June 30, 1999
                              ---------  -----------  -----------  -------------
                                                      (unaudited)   (unaudited)
           Assets
Current assets:
 Cash and cash equivalents..  $ 792,553  $   232,073  $ 7,036,864
 Accounts receivable, net...        --           --       919,830
 Prepaid expenses...........        --           --     1,056,706
                              ---------  -----------  -----------
 Total current assets.......    792,553      232,073    9,013,400
Property and equipment,
 net........................      4,599       46,228      761,811
                              ---------  -----------  -----------
 Total assets...............  $ 797,152  $   278,301  $ 9,775,211
                              =========  ===========  ===========
  Liabilities, Mandatorily
   Redeemable Convertible
     Preferred Stock and
    Stockholders' Equity
          (Deficit)
Current liabilities:
 Accounts payable...........  $      --  $    42,368  $ 1,009,535
 Accrued expenses...........     48,486       79,972      803,931
 Deferred revenue...........        --       355,000       41,842
 Note payable...............        --           --        47,246
                              ---------  -----------  -----------
 Total current liabilities..     48,486      477,340    1,902,554
Note payable, net of current
 portion....................        --           --       114,740
                              ---------  -----------  -----------
 Total liabilities..........     48,486      477,340    2,017,294
                              ---------  -----------  -----------
Commitments and
 contingencies
Mandatorily redeemable
 convertible preferred
 stock:
 Series A, $.01 par value;
  1,000,000 shares
  authorized, issued and
  outstanding at December
  31, 1997 and 1998 and June
  30, 1999 (unaudited)
  (liquidation preference of
  $1,524,002 as of June 30,
  1999).....................    866,338      980,486    1,029,564
 Series B, $.01 par value;
  1,000,000 authorized
  shares; no shares issued
  and outstanding at
  December 31, 1997 and
  1,000,000 shares issued
  and outstanding at
  December 31, 1998 and June
  30, 1999 (unaudited)
  (liquidation preference of
  $1,476,224 as of June 30,
  1999).....................        --     1,042,889    1,082,889
 Series C, $.01 par value;
  2,620,373 authorized
  shares; no shares issued
  at December 31, 1997 and
  1998; 2,620,373 shares
  issued and outstanding at
  June 30, 1999 (unaudited)
  (liquidation preference of
  $4,993,333 as of June 30,
  1999).....................        --           --     4,051,432
 Series D, $.01 par value;
  2,252,874 authorized
  shares; no shares issued
  at December 31, 1997 and
  1998; 2,252,874 shares
  issued and outstanding at
  June 30, 1999 (unaudited)
  (liquidation preference of
  $11,593,335 as of June 30,
  1999).....................        --           --    10,540,229
                              ---------  -----------  -----------
 Total mandatorily
  redeemable convertible
  preferred stock...........    866,338    2,023,375   16,704,114
                              ---------  -----------  -----------
Stockholders' equity
 (deficit):
 Common stock, $.01 par
  value; 5,000,000 and
  5,240,000 and 20,000,000
  shares authorized at
  December 31, 1997 and 1998
  and June 30, 1999
  (unaudited), respectively;
  2,620,000 shares issued
  and outstanding at
  December 31, 1997 and 1998
  and 2,627,500 shares
  issued and outstanding at
  June 30, 1999
  (unaudited)...............     26,200       26,200       26,275        95,007
 Additional paid-in
  capital...................    370,301      212,765    1,410,253    18,045,635
 Deferred compensation on
  employee stock options....        --           --    (1,313,337)   (1,313,337)
 Accumulated deficit........   (514,173)  (2,461,379)  (9,069,388)   (9,069,388)
                              ---------  -----------  -----------   -----------
 Total stockholders' equity
  (deficit).................   (117,672)  (2,222,414)  (8,946,197)  $ 7,757,917
                              ---------  -----------  -----------   ===========
 Total liabilities,
  mandatorily redeemable
  convertible preferred
  stock and stockholders'
  equity (deficit)..........  $ 797,152  $   278,301  $ 9,775,211
                              =========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                             LIFEMINDERS.COM, INC.

                            STATEMENTS OF OPERATIONS

                            For the
                             period
                           August 9,
                              1996
                            (date of
                          inception),   For the year ended     For the six months ended
                               to          December 31,                June 30,
                          December 31, ----------------------  --------------------------
                              1996       1997        1998         1998          1999
                          ------------ ---------  -----------  ------------ -------------
                                                                      (unaudited)
Revenue.................    $    --    $  67,126  $    56,750  $       --   $   1,442,221
Cost of revenue.........         --       37,249       59,472       11,774        245,913
                            --------   ---------  -----------  -----------  -------------
Gross margin (loss).....         --       29,877       (2,722)     (11,774)     1,196,308
                            --------   ---------  -----------  -----------  -------------
Operating expenses:
 Sales and marketing....      15,965     147,325      868,706      330,942      6,240,486
 Research and
  development...........       9,800     240,498      373,788      192,064        525,432
 General and
  administrative........       9,308     127,132      726,505      267,528      1,007,274
 Stock-based
  compensation..........         --          --           --           --          99,348
                            --------   ---------  -----------  -----------  -------------
  Total operating
   expenses.............      35,073     514,955    1,968,999      790,534      7,872,540
                            --------   ---------  -----------  -----------  -------------
Loss from operations....     (35,073)   (485,078)  (1,971,721)    (802,308)    (6,676,232)
Interest income, net....         --        5,978       24,515       13,573         68,223
                            --------   ---------  -----------  -----------  -------------
  Net loss..............     (35,073)   (479,100)  (1,947,206)    (788,735)    (6,608,009)
Accretion on mandatorily
 redeemable convertible
 preferred stock........         --          --      (157,037)     (59,963)      (231,622)
                            --------   ---------  -----------  -----------  -------------
Net loss available to
 common stockholders....    $(35,073)  $(479,100) $(2,104,243) $  (848,698) $  (6,839,631)
                            ========   =========  ===========  ===========  =============
Basic and diluted net
 loss per common share..    $  (0.05)  $   (0.24) $     (0.80) $     (0.32) $       (2.61)
                            ========   =========  ===========  ===========  =============
Weighted average common
 shares and common share
 equivalents............     638,576   2,024,183    2,620,000    2,620,000      2,620,083
                            ========   =========  ===========  ===========  =============
Unaudited pro forma data
 (Note 2):
 Basic and diluted net
  loss per common
  share.................                          $     (0.51)              $       (0.95)
                                                  ===========               =============
 Weighted average common
  shares and common
  share equivalents.....                            4,161,667                   7,179,206
                                                  ===========               =============

   The accompanying notes are an integral part of these financial statements.

                             LIFEMINDERS.COM, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                 Deferred
                                    Common stock    Common stock                   stock
                    Common stock       Class A         Class B     Additional  compensation               Treasury stock
                  ----------------- --------------  -------------   paid-in     on employee  Accumulated  ----------------
                   Shares   Amount  Shares  Amount  Shares Amount   capital    stock options   deficit     Shares   Amount
                  --------- ------- ------  ------  ------ ------  ----------  ------------- -----------  --------  ------
Issuance of
Class A common
stock at
inception on
August 9, 1996..        --  $   --   1,000  $  10     --   $ --    $    9,990   $       --   $       --        --   $ --
Net loss........        --      --     --     --      --     --           --            --       (35,073)      --     --
                  --------- ------- ------  -----    ----  -----   ----------   -----------  -----------  --------  -----
Balance,
December 31,
1996............        --      --   1,000     10     --     --         9,990           --       (35,073)      --     --
Issuance of
Class B common
stock...........        --      --     --     --      299      3       52,562           --           --        --     --
Conversion of
Class B common
stock to
Series A common
stock...........        --      --     429      4    (299)    (3)          (1)          --           --        --     --
Issuance of
1,618.6144
shares of common
stock for each
Class A common
stock share and
cancellation of
Class A common
stock...........  2,313,000  23,130 (1,429)   (14)    --     --       (23,116)          --           --        --     --
Conversion of
note payable to
common stock....    257,000   2,570    --     --      --     --       197,430           --           --        --     --
Issuance of
stock options to
purchase common
stock in
connection with
the Series A
convertible
preferred stock
issuance........        --      --     --     --      --     --        38,000           --           --        --     --
Issuance of
common stock....     50,000     500    --     --      --     --          (400)          --           --        --     --
Issuance of
warrants in
connection with
the Series A
convertible
preferred stock
issuance........        --      --     --     --      --     --        51,000           --           --        --     --
Contribution by
stockholder.....        --      --     --     --      --     --        20,200           --           --        --     --
Forgiveness of
loan payable to
stockholders in
lieu of
contributions...        --      --     --     --      --     --        24,636           --           --        --     --
Net loss........        --      --     --     --      --     --           --            --      (479,100)      --     --
                  --------- ------- ------  -----    ----  -----   ----------   -----------  -----------  --------  -----
Balance,
December 31,
1997............  2,620,000  26,200    --     --      --     --       370,301           --      (514,173)      --     --
Acquisition of
treasury stock..        --      --     --     --      --     --           --            --           --     50,000   (500)
Exercise of
stock option in
connection with
the preferred
stock offering..        --      --     --     --      --     --          (499)          --           --    (50,000)   500
Accretion on
mandatorily
redeemable
convertible
preferred
stock...........        --      --     --     --      --     --      (157,037)          --           --        --     --
Net loss........        --      --     --     --      --     --           --            --    (1,947,206)      --     --
                  --------- ------- ------  -----    ----  -----   ----------   -----------  -----------  --------  -----
Balance,
December 31,
1998............  2,620,000  26,200    --     --      --     --       212,765           --    (2,461,379)      --     --
Accretion on
mandatorily
redeemable
convertible
preferred stock
(unaudited).....        --      --     --     --      --     --      (231,622)          --           --        --     --
Exercise of
stock options
(unaudited).....      7,500      75    --     --      --     --         7,425           --           --        --     --
Issuance of
stock options in
exchange for
services
(unaudited).....        --      --     --     --      --     --         9,000           --           --        --     --
Deferred
compensation
(unaudited).....        --      --     --     --      --     --     1,412,685    (1,412,685)         --        --     --
Amortization of
deferred
compensation
(unaudited).....        --      --     --     --      --     --           --         99,348          --        --     --
Net loss
(unaudited).....        --      --     --     --      --     --           --                  (6,608,009)      --     --
                  --------- ------- ------  -----    ----  -----   ----------   -----------  -----------  --------  -----
Balance, June
30, 1999
(unaudited).....  2,627,500 $26,275    --   $ --      --   $ --    $1,410,253   $(1,313,337) $(9,069,388)      --   $ --
                  ========= ======= ======  =====    ====  =====   ==========   ===========  ===========  ========  =====
                     Total
                  ------------
Issuance of
Class A common
stock at
inception on
August 9, 1996..  $    10,000
Net loss........      (35,073)
                  ------------
Balance,
December 31,
1996............      (25,073)
Issuance of
Class B common
stock...........       52,565
Conversion of
Class B common
stock to
Series A common
stock...........          --
Issuance of
1,618.6144
shares of common
stock for each
Class A common
stock share and
cancellation of
Class A common
stock...........          --
Conversion of
note payable to
common stock....      200,000
Issuance of
stock options to
purchase common
stock in
connection with
the Series A
convertible
preferred stock
issuance........       38,000
Issuance of
common stock....          100
Issuance of
warrants in
connection with
the Series A
convertible
preferred stock
issuance........       51,000
Contribution by
stockholder.....       20,200
Forgiveness of
loan payable to
stockholders in
lieu of
contributions...       24,636
Net loss........     (479,100)
                  ------------
Balance,
December 31,
1997............     (117,672)
Acquisition of
treasury stock..         (500)
Exercise of
stock option in
connection with
the preferred
stock offering..            1
Accretion on
mandatorily
redeemable
convertible
preferred
stock...........     (157,037)
Net loss........   (1,947,206)
                  ------------
Balance,
December 31,
1998............   (2,222,414)
Accretion on
mandatorily
redeemable
convertible
preferred stock
(unaudited).....     (231,622)
Exercise of
stock options
(unaudited).....        7,500
Issuance of
stock options in
exchange for
services
(unaudited).....        9,000
Deferred
compensation
(unaudited).....          --
Amortization of
deferred
compensation
(unaudited).....       99,348
Net loss
(unaudited).....   (6,608,009)
                  ------------
Balance, June
30, 1999
(unaudited).....  $(8,946,197)
                  ============

  The accompanying notes are an integral part of these financial statements.

                             LIFEMINDERS.COM, INC.

                            STATEMENTS OF CASH FLOWS

                           For the
                            period
                          August 9,
                          1996 (date
                              of
                          inception)    For the year ended       For the six months
                              to           December 31,            ended June 30,
                         December 31, -----------------------  -----------------------
                             1996        1997        1998         1998        1999
                         ------------ ----------  -----------  ----------  -----------
                                                                    (unaudited)
Cash flows from
 operating activities:
 Net loss..............    $(35,073)  $ (479,100) $(1,947,206) $ (788,735) $(6,608,009)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation..........         --           271        8,234       2,131       46,046
 Allowance for doubtful
  accounts.............         --           --           --          --        40,000
 Allowance for revenue
  credits..............         --           --           --          --        56,503
 Amortization of
  deferred compensation
  on employee stock
  options..............         --           --           --          --        99,348
 Issuance of common
  stock and stock
  options in exchange
  for services.........         --         2,565          --          --         9,000
 Changes in assets and
  liabilities:
  Accounts receivable..         --           --           --      (30,000)  (1,016,333)
  Prepaid expenses.....         --           --           --          --    (1,056,706)
  Accounts payable.....         --           --        42,368      68,282      967,167
  Accrued expenses.....         --        48,486       31,486     (48,486)     723,959
  Deferred revenue.....         --           --       355,000      55,000     (313,158)
                           --------   ----------  -----------  ----------  -----------
   Net cash used in
    operating
    activities.........     (35,073)    (427,778)  (1,510,118)   (741,808)  (7,052,183)
                           --------   ----------  -----------  ----------  -----------
Cash flows from
 investing activities:
 Acquisition of
  property and
  equipment............         --        (4,870)     (49,863)    (19,029)    (761,629)
                           --------   ----------  -----------  ----------  -----------
   Net cash used in
    investing
    activities.........         --        (4,870)     (49,863)    (19,029)    (761,629)
                           --------   ----------  -----------  ----------  -----------
Cash flows from
 financing activities:
 Proceeds from
  borrowings on notes
  payable to
  stockholders.........      35,236       53,319          --          --           --
 Payments on notes
  payable to
  stockholders.........     (10,000)     (53,919)         --          --           --
 Issuance of preferred
  stock................         --     1,000,000          --          --    14,600,000
 Cash paid for offering
  costs in connection
  with issuance of
  preferred stock......         --       (44,662)         --          --      (150,883)
 Proceeds from the
  exercise of Series B
  preferred warrants...         --           --     1,000,000   1,000,000          --
 Proceeds from issuance
  of note payable......         --       200,000          --          --       161,986
 Purchase of treasury
  stock................         --           --          (500)        --           --
 Proceeds from issuance
  of common stock......      10,000       50,100            1         --           --
 Exercise of stock
  options..............         --           --           --          --         7,500
 Stockholder cash
  capital
  contribution.........         --        20,200          --          --           --
                           --------   ----------  -----------  ----------  -----------
   Net cash provided by
    financing
    activities.........      35,236    1,225,038      999,501   1,000,000   14,618,603
                           --------   ----------  -----------  ----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........         163      792,390     (560,480)    239,163    6,804,791
Cash and cash
 equivalents, beginning
 of period.............         --           163      792,553     792,553      232,073
                           --------   ----------  -----------  ----------  -----------
Cash and cash
 equivalents, end of
 period................    $    163   $  792,553  $   232,073  $1,031,716  $ 7,036,864
                           ========   ==========  ===========  ==========  ===========
Supplemental
 disclosures of non-
 cash investing and
 financing activities:
 Conversion of note
  payable to common
  stock................    $    --    $  200,000  $       --   $      --   $       --
                           ========   ==========  ===========  ==========  ===========
 Forgiveness of notes
  payable to
  stockholders.........    $    --    $   24,636  $       --   $      --   $       --
                           ========   ==========  ===========  ==========  ===========
 Conversion of notes
  payable due to
  stockholders to
  common stock.........    $ 10,000   $      --   $       --   $      --   $       --
                           ========   ==========  ===========  ==========  ===========
 Issuance of common
  stock in exchange for
  services.............    $    --    $    2,565  $       --   $      --   $       --
                           ========   ==========  ===========  ==========  ===========
 Issuance of warrants
  in connection with
  Series A convertible
  preferred stock
  issuance.............    $    --    $   51,000  $       --   $      --   $       --
                           ========   ==========  ===========  ==========  ===========
 Issuance of stock
  options in exchange
  for services.........    $    --    $      --   $       --   $      --   $     9,000
                           ========   ==========  ===========  ==========  ===========
 Accretion of Series A,
  Series B, Series C
  and Series D
  mandatorily
  redeemable
  convertible preferred
  stock................    $    --    $      --   $   157,037  $   59,963  $   231,622
                           ========   ==========  ===========  ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                             LIFEMINDERS.COM, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. Nature of Business and Financing of Start-Up Operations

   LifeMinders is an online direct marketing company that provides personalized content and advertisements via e-mail to a community of members. E-mail messages contain reminders and tips that enable the Company's members to better organize and manage their lives. Proprietary member information and targeting capabilities provide advertising partners to more effectively reach their target audiences.

   The Company was incorporated in Maryland on August 9, 1996 ("Date of Inception") under the name of MinderSoft, Inc. In January 1999, we changed our name to LifeMinders.com, Inc. The Company was reincorporated in Delaware in July 1999. From 1996 to 1998, the Company entered into arrangements with national retailers to distribute reminder products in software form on disk. In late 1998, the Company revised its strategy to become an online direct marketing company that provides personalized content and advertisements via e-mail to a loyal community of members.

   Initial Public Offering and Unaudited Pro Forma Balance Sheet--In September 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) that would permit the Company to sell shares of common stock in connection with a proposed initial public offering (IPO). If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO all of the then outstanding shares of the Company's mandatorily redeemable convertible preferred stock will automatically convert into shares of common stock on a one-for-one basis. The conversion of the convertible preferred stock has been reflected in the accompanying unaudited pro forma stockholders' equity as if it had occurred on June 30, 1999.

   The Company was considered to be in the development stage from inception through March 31, 1999 as it was devoting substantially all of its efforts to establishing a new business, developing the design of its database marketing product, raising capital, financial planning and market development. Although revenue commenced in 1997 and continued during 1998, this revenue was generated from distribution arrangements for its software based products and not from planned principal operations. During the three month period ended March 31, 1999, the Company generated revenue of $23,322 (unaudited) from planned operations. Subsequent to March 31, 1999, the Company ceased being a development stage enterprise generating revenue of $1,418,899 (unaudited) from planned principal operations which consisted of Internet related services.

2. Summary of Significant Accounting Policies

   The significant accounting policies followed by the Company in the preparation of these financial statements are as follows:

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from these estimates.

 Unaudited Interim Financial Statements

   The unaudited balance sheet as of June 30, 1999, the unaudited statements of operations and cash flows for the six months ended June 30, 1998 and 1999 and the statement of changes in stockholders' equity (deficit)

                             LIFEMINDERS.COM, INC.

for the six months ended June 30, 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 1999.

 Cash and Cash Equivalents

   Highly liquid investments having original maturities of 90 days or less at the date of acquisition are classified as cash equivalents. The carrying value of cash equivalents approximate fair value.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. When property and equipment is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations.

 Research and Development Costs

   Research and development costs are expensed as incurred.

 Revenue Recognition

   During 1997 and 1998, the Company's revenue was generated from distribution agreements for software-based products. Revenue from these agreements has been recognized as the services were performed.

   Beginning in fiscal year 1999, revenue was generated primarily by advertising, opt-in services and sponsorships.

   Advertising

     Advertising arrangements consist primarily of banner advertisements that are displayed within the Company's e-mails. Advertisers pay the Company for the number of advertisements displayed, the number of times members click on advertisements or based on other criteria. The Company derives advertising revenue primarily from advertising contracts with average terms of one to six months. In these contracts, the Company typically guarantees a minimum number of e-mails delivered containing an advertisement directed at a specific group on a per e-mail basis. The Company recognizes advertising revenue ratably in the period in which the advertisement is displayed, provided that there are no significant obligations remaining.

     Advertising revenue also includes barter transactions, where the Company exchanges advertising space on their e-mails for reciprocal advertising space or traffic on other Web sites. Revenue from these barter transactions are recorded at the estimated fair value of the advertisements delivered and are recognized when the advertisements are included in the Company's e-mails. No gain or loss results from these barter transactions as the revenue recognized equals the advertising costs incurred. For the six month period ended June 30, 1999, barter revenue was less than 10% of net revenues. LifeMinders.com did not enter into barter transactions prior to 1999.

                             LIFEMINDERS.COM, INC.

   Opt-in Services

     The Company derives revenue from its opt-in services through fees that its opt-in partners pay, based on the number of affirmative member responses to the newsletters and other promotions offered during the Company's sign up process. The Company recognizes revenue at the time it invoices its opt-in partners for the number of affirmative member responses. The Company records revenue net of estimated duplicate member responses to its opt-in partners' newsletters and other promotions. For the six month period ended June 30, 1999, revenue was recorded net of approximately $56,500 for estimated duplicate member responses to the Company's opt-in partners' newsletters and other promotions.

   Sponsorship

     The Company offers sponsorship arrangements to advertising partners that provide the opportunity to display banners in a fixed position within a specific e-mail category. Sponsorship revenue is derived principally from contracts of less than one year. Sponsorship agreements typically include the delivery of advertisements that enhance broad marketing objectives of the sponsor. The portion of sponsorship revenue related to the delivery of advertisements is recognized ratably in the period in which the advertisement is displayed provided none of the Company's obligations remain. The portion of sponsorship revenue related to the up-front customized design work, as specified in the contract, is recognized in the period in which the design work is performed.

   Cash received in advance of advertising, opt-in and sponsorship services is recorded as deferred revenue and recognized as revenue as services are performed.

 Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable.

   The Company's cash and cash equivalents are maintained at two U.S. financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. The majority of the Company's cash equivalents are invested in short-term commercial paper.

   Revenue for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1999 (unaudited) and accounts receivable as of June 30, 1999 (unaudited) were concentrated as follows (amounts represent the percentage of total revenue and accounts receivable), respectively:

                                                                      Accounts
                                                    Revenue          receivable
                                           ------------------------- -----------
                                             For the    For the six
                                            year ended  months ended
                                           December 31,   June 30,
                                           ------------ ------------  June 30,
                                           1997   1998      1999        1999
                                           ------------ ------------ -----------
                                                        (unaudited)  (unaudited)
   Lowes..................................  100%      *        *            *
   The Home Depot.........................     *  88.1%    15.1%            *
   The Industry Standard..................     *      *    17.1%        19.0%
   Netcentives............................     *      *        *        12.9%
   Excite Networks........................     *      *    13.9%        19.7%
   CyberGold..............................     *      *        *        14.3%

  * Represents less than 10% of total.

                             LIFEMINDERS.COM, INC.

 Advertising Costs

   Costs related to advertising and promotion of services is charged to sales and marketing expense as incurred. Cash paid in advance of advertising and services received is recorded as prepaid expenses which is amortized as services are received.

 Income Taxes

   Prior to November 1997, the Company was organized as an S Corporation and taxable income was included in the individual tax returns of the stockholders. In conjunction with the Company's preferred stock financing during 1997, the Company terminated its Subchapter S corporation election for tax. The Company, now a C corporation, is subject to federal and state income taxes and recognizes deferred taxes using the liability approach under which deferred income taxes are calculated based on the differences between the financial and tax bases of assets and liabilities based upon enacted tax laws and rates applicable to the periods in which the taxes become payable. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

   The provision for income taxes consists of the Company's current tax provision (benefit) for federal and state income taxes and the changes in the deferred tax asset and liability during the period.

 Stock Based Compensation

   The Company measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period.

 Impairment of Long-lived Assets

   The Company evaluates the recoverability of the carrying value of its long-lived assets periodically. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future discounted and undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of expected future cash flows are less than the assets' carrying value. No such impairment losses have been recognized to date.

 Basic and Diluted Net Loss Per Common Share

   Basic net loss per common share is based on the weighted average number shares of common stock outstanding during each year. Diluted net loss per common share is based on the weighted average number of shares of common stock outstanding during each year, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, if dilutive.

 Pro Forma Net Loss Per Share (unaudited)

   Pro forma net loss per share for the year ended December 31, 1998 and for the six months ended June 30, 1999 is computed using the weighted average number of common shares outstanding including the pro forma

                             LIFEMINDERS.COM, INC.

effects of the automatic conversion of the Company's Series A, Series B, Series C, and Series D preferred stock outstanding as of June 30, 1999 into shares of the Company's common stock effective upon the closing of the Company's initial public offering. The resulting pro forma adjustment results in an increase in the weighted average shares used to compute basic and diluted net loss per share of 1,541,667 shares for the year ended December 31, 1998 and 4,559,123 shares for the six months ended June 30, 1999 and a pro forma basic and diluted net loss per common share of $0.51 and $0.95, respectively. Pro forma common equivalent shares, comprised of incremental common shares issuable upon the exercise of stock options are not included in the pro forma diluted net loss per share because they would be antidilutive.

 Comprehensive Income

   The Company has adopted the accounting treatment prescribed by SFAS 130, Comprehensive Income. The adoption of this statement had no impact on the Company's financial statements because the Company did not have any other comprehensive income components other than net loss during the periods presented.

 Certain Risks and Uncertainties

   The Company is subject to all the risks inherent in an early stage business in the technology industry. The risks include, but are not limited to, limited operating history, limited management resources, reliance on distribution arrangements for software based products for revenue where acceptance of the Company's service on the Internet is uncertain, reliance on relationships with a limited number of customers, dependence on the Internet and related security risks and the changing nature of the Internet industry.

3. Accounts Receivable

                                                                      June 30,
                                                                        1999
                                                                     -----------
                                                                     (unaudited)
     Accounts receivable............................................  $959,830
     Allowance for doubtful accounts................................   (40,000)
                                                                      --------
     Accounts receivable, net.......................................  $919,830
                                                                      ========

4. Property and Equipment

   Property and equipment consists of the following:

                                                     December 31,
                                                    ---------------   June 30,
                                                     1997    1998       1999
                                                    ------  -------  -----------
                                                                     (unaudited)
     Furniture and fixtures........................ $  --   $22,204   $ 36,612
     Computer equipment............................  4,870   32,529    779,750
                                                    ------  -------   --------
                                                     4,870   54,733    816,362
     Less: accumulated depreciation                   (271)  (8,505)   (54,551)
                                                    ------  -------   --------
     Property and equipment, net................... $4,599  $46,228   $761,811
                                                    ======  =======   ========

                             LIFEMINDERS.COM, INC.

5. Borrowings

 Line of Credit

   In November 1998, the Company entered into a $600,000 working capital line of credit with a bank. The line of credit was increased to $1,000,000 upon the receipt of $4,000,000 from institutional venture capital investors in January 1999 in connection with the issuance of Series C mandatorily redeemable convertible preferred stock. The interest rate on the line is the bank's prime rate plus 1.0% per annum (8.75% at December 31, 1998). The line of credit is collateralized by substantially all the Company's assets, including intangible assets and future proceeds from such assets, and includes financial and other covenants, including a requirement to maintain a monthly quick ratio of 1 to 1. In March 1999, the working capital line of credit of $1,000,000 was reduced by $150,000 which was allocated for a bank credit line. The line and business credit line expire November 10, 1999. No borrowings were outstanding under the line of credit as of December 31, 1998 and June 30, 1999 (unaudited).

 Note Payable

   On March 3, 1999, the Company entered into a $200,000 promissory note with the same bank that the Company has the line of credit, for the purpose of equipment and software purchases and general working capital. The Company can draw from the note through November 10, 1999 (draw period). Interest during the draw period is due monthly beginning April 10, 1999 at an annual interest rate of the bank's prime rate plus 1.0%. On November 10, 1999, the outstanding principal balance of the borrowings during the draw period are payable monthly in 24 equal principal payments commencing on December 10, 1999. All remaining principal and accrued but unpaid interest is due on maturity of November 9, 2001. The promissory note is collateralized under the same terms of the line of credit discussed earlier and includes financial and other covenants, including a requirement to maintain a minimum monthly quick ratio of 1.25 to 1. At June 30, 1999, $161,986 (unaudited) was outstanding under this agreement.

6. Mandatorily Redeemable Convertible Preferred Stock and Stockholders' Equity (Deficit)

 Common Stock

   On August 9, 1996, the founders of the Company purchased 1,000 shares of the Company's Class A common stock for $10,000 in connection with the Company's formation.

   In June 1997, the founders were issued 299 shares of Class B common stock for $50,000 in cash and stock in exchange for services valued at $2,565. The estimated fair value was determined by the Board of Directors.

   On October 15, 1997, the Company completed a plan of recapitalization which converted the 299 shares of Class B common stock to 429 shares of Class A common stock. Subsequent to the conversion the Class B common stock was retired.

   On November 12, 1997, the Company issued 1,618.6144 shares of common stock for each share of Class A common stock held by stockholders at such date. Upon the issuance of the 2,313,000 shares of common stock, 1,429 shares of Class A common stock were retired.

   On November 12, 1997, the Company converted a $200,000, 7% Nonassignable Convertible Note into 257,000 shares of common stock.

                             LIFEMINDERS.COM, INC.

   On November 12, 1997, the Company issued one non-employee options to purchase 50,000 shares of common stock for $100 in connection with a consulting agreement for services to raise capital for the Company. These options had a fair value of $38,000 which were recorded as direct issuance costs and offset against the proceeds. The options were exercised on November 12, 1997. The estimated fair value of the options were determined using the American Black-Scholes Model.

   In June 1998, the Company purchased 50,000 shares of common stock at $0.01 per share from the founders of the Company. These treasury shares were re-issued as result of one non-employee exercising a stock option granted during 1997 in the Series A mandatorily redeemable convertible preferred stock issuance. The total exercise price was $1.00.

 Mandatorily Redeemable Convertible Preferred Stock

   As of December 31, 1998, the Company had authorized two classes of mandatorily redeemable convertible preferred stock: Series A and Series B.

   The Company issued 1,000,000 shares of Series A mandatorily redeemable convertible preferred stock on November 12, 1997 for $1.00 per share. In conjunction with this preferred stock sale, the Company issued warrants to purchase 1,000,000 shares of Series B mandatorily redeemable convertible preferred stock at $1.00 per share with an estimated fair value of $51,000 determined using the American Black-Scholes Model. The Series A shares have cumulative preferred dividends of $0.08 per share annually.

   On June 17, 1998, the Company issued 1,000,000 shares of Series B preferred stock at $1.00 per share for total proceeds of $1,000,000 resulting from the exercise of the Series B preferred stock warrants granted in 1997. The Series B preferred stock carry the same terms and conditions as the Series A preferred stock.

   In January 1999, the Company amended its Articles of Incorporation to authorize 2,620,373 shares of $0.01 par value Series C mandatorily redeemable convertible preferred stock and to include the Series A and Series B Preferred Stock as mandatorily redeemable shares. Each shareholder of preferred stock has the right to require the Company to redeem their respective shares upon the earlier of (1) the fifth anniversary of the issuance of the Series C Preferred Stock or (2) the occurrence of a liquidation and or material and incurable breach by the Company of the Amended and Restated Articles of Incorporation. The redemption price is equal to the original issuance price of each respective share, plus all accrued but unpaid dividends. As of June 30, 1999, the preferred stock carrying value has been accreted to increase the carrying value for cumulative dividends and a portion of direct issuance costs.

   On January 29, 1999, the Company issued 2,620,373 shares of Series C convertible preferred stock at an approximate price of $1.53 per share and total proceeds of $4,000,000. The Series C preferred stock are mandatorily redeemable and have the same redemption rights as Series A preferred stock and Series B preferred stock.

 Conversion

   Each share of preferred stock is convertible into common stock at the option of the holder at any time at the initial conversion ratio of 1 to 1. The conversion ratio is subject to adjustment for events such as a stock split, stock dividend, or certain issuances of stock. At December 31, 1997 and 1998 the conversion ratio was 1 to 1.

   Automatic conversion is required if at any time the Company shall effect an initial public offering in which the value of the Company is at least $30,000,000 in an offering of not less than $10,000,000, before deduction of underwriting discounts and registration expenses.

                             LIFEMINDERS.COM, INC.

   In the January 29, 1999 Amendment to the Articles of Incorporation, the automatic conversion of convertible preferred stock has been amended to convert upon an initial public offering, net of underwriters' discounts, commissions and registration expense, of at least $15,000,000 and at an offering price in which assuming the conversion of all preferred stock and stock options and other securities exercisable by the Company at that time would be included in the number of common shares multiplied by the offering price would exceed at least $45,000,000 net of underwriters' discounts, commissions and registration expense.

 Liquidation Preferences

   In the event of any liquidation or winding up of the Company, the holders of Series A, B, C and D preferred shares will be entitled to a liquidation preference over the Company's common stock. The liquidation preference equals the original face amount plus any accrued but unpaid dividends. No dividends have been declared during December 31, 1997 and 1998.

   Series A Preferred shareholders also participate so that after payment of the original purchase price plus unpaid dividends to the holders of Series A, B, C and D Preferred, the remaining assets shall be distributed on a pro rata basis to all shareholders on a Common equivalent share basis until the holders of Series A Preferred shares have received an aggregate of 2.5 times their original purchase price (including the preference amount set forth in the preceding paragraph).

   A merger, acquisition or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed a liquidation.

   In the January 29, 1999 Amendment to the Articles of Incorporation, the liquidation preference was amended to provide the holders of Series C convertible preferred shares with the same liquidation preference as the holders of Series A mandatorily redeemable convertible preferred shares.

 Dividends, Voting and Other Rights

   The Company shall not declare or pay any distributions by dividend or otherwise, payable other than in common stock, until a dividend in an amount at least equal to the accrued and unpaid dividends due for each outstanding share of Series A, Series B, Series C, and Series D Preferred Stock has been paid or declared and set apart. After the holders of the outstanding Preferred Stock have received their dividends, any dividends declared by the Board of Directors out of funds legally available therefore shall be shared equally among all outstanding shares on an as converted basis. The declaration of dividends is at the discretion of the Board of Directors.

   Each share of Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which each share of Preferred Stock could be converted.

   Holders of a majority of the Preferred (or Common issued upon conversion of the Preferred) can request the Company to file a Registration Statement for at least 15% of their shares (or any lesser percentage if the anticipated gross receipts from the offering exceed $15,000,000). The Company must use its best efforts to cause such shares to be registered; provided, however, that the Company shall not be obligated to effect any such registration prior to the earlier of (i) November 12, 2000 or (ii) within one year following the effective date of the Company's initial public offering.

                             LIFEMINDERS.COM, INC.

   Preferred Stockholders have the right to purchase up to their pro rata share of any shares the Company proposes to offer to any person or entity (other than for an employee stock grant, equipment financing, acquisition of another company or shares offered to the public pursuant to an underwritten public offering).

   If any founder of the Company proposes to sell all or a portion of his shares to a third party, the Preferred Stockholders have the right to participate in such sale on a pro rata basis or to exercise a right of first refusal on the same basis. This agreement will terminate on the earlier of (1) an IPO, (2) January 29, 2009, (3) when less than one quarter of the aggregate number of shares outstanding as of January 29, 1999 for Series C and as of May 28, 1999 for Series D remain issued and outstanding, (4) sale of all or substantially all of the Company's assets, and (5) the date of which any one or more third parties acquire control or the ability to vote 33% or more of each class outstanding.

7. Stock Options

 Stock Option Plan for Employees and Non-employees

   During 1998, the Company adopted the 1998 Stock Option Plan (the Plan), under which incentive stock options and nonstatutory stock options may be granted to employees, directors and consultants of the Company. Incentive stock options may only be granted to employees of the Company.

   The Plan is administered by a committee appointed by the Board of Directors. The options are not transferable and are subject to various restrictions outlined in the Plan. The committee determines the number of options granted to employees, directors, or consultants, the vesting period and the exercise price. The exercise price for stock options granted shall not be less than the estimated fair value per share of common stock on the date of such grant for incentive stock options and not less than 85% of the estimated fair value per share of common stock on the date of such grant for nonstatutory stock options. The estimated fair value of the underlying common stock is determined by third party equity cash transactions.

   The Board of Directors had reserved originally 621,000 shares of common stock to grant options under the Plan. Options granted under the Plan vest over a four year period and expire ten years after the grant date. In the January 29, 1999 and May 28, 1999 Amendments to the Articles of Incorporation, the number of common stock shares reserved under the Plan was increased to 1,136,065 and 1,636,056 shares, respectively.

 Accounting for Stock Options Issued to Employees

   The following table summarizes stock option activity for option grants:

                                                                        Weighted
                                                                        Average
                                                              Number    Exercise
                                                             of Shares   Price
                                                             ---------  --------
     December 31, 1997......................................       --    $ --
     Grants.................................................   375,200    1.00
     Exercises..............................................       --      --
     Cancellations..........................................   (12,500)   1.00
                                                             ---------   -----
     December 31, 1998......................................   362,700    1.00
     Grants (unaudited).....................................   886,206    1.25
     Exercises (unaudited)..................................    (7,500)   1.00
     Cancellations (unaudited)..............................  (157,500)   1.00
                                                             ---------   -----
     June 30, 1999 (unaudited).............................. 1,083,906   $1.20
                                                             =========   =====

                             LIFEMINDERS.COM, INC.

   The weighted-average exercise price for options outstanding at December 31, 1998 was $1.00. These options will expire if not exercised at specific dates ranging from March 2002 to December 2002 and the weighted-average remaining contractual life of the options outstanding is approximately four years. At December 31, 1998, there were no outstanding options which were exercisable. Management estimates that stock options granted prior to December 31, 1998 have been either equal to or in excess of the estimated fair value of the underlying common stock and therefore no compensation expense was recognized. The Company has estimated the fair value of the underlying common stock on the date of grant was in excess of the exercise price for the options granted during the six month period ended June 30, 1999. As a result, the Company recorded deferred compensation of $1,412,685 (unaudited) for the six months ended June 30, 1999. This amount was recorded as a reduction to stockholders' equity (deficit) and is being amortized as a charge to operations over the vesting period of the stock options. For the six months ended June 30, 1999, the Company recognized $99,348 (unaudited) of employee stock compensation expense related to these options.

   Annual amortization of deferred stock compensation for stock options outstanding as of June 30, 1999, is approximately $276,000, $353,000, $353,000,
$353,000 and $77,000, for the years ending December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

   For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the American Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 1998; no annual dividends, expected volatility of 0%, risk-free interest rate ranging from 4.66% to 5.35% and expected life of one to four years. The weighted-average fair value of the stock options granted in 1998 and the six months ended June 30, 1999 were $1.00 and $1.25 (unaudited), respectively.

   Under the above model, the total value of the stock options granted in 1998 and for the six months ended June 30, 1999 (unaudited) was $53,704 and $609,854, respectively, which would be amortized on a pro forma basis over the option vesting period. SFAS No. 123 "Accounting for Stock-Based Compensation" encourages adoption of a fair value based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic value method for options granted to employees and disclose pro forma net loss per share and loss per share. Had the Company determined compensation cost for this plan in accordance with SFAS No. 123, the Company's pro forma net loss in 1998 and for the six months ended June 30, 1999 would have been $1,956,067 and $6,708,635 (unaudited), respectively, and the pro forma basic and diluted loss per common share would have been $0.81 and $2.65, respectively.

8. Income Taxes

   The provision (benefit) for income taxes consists of the following for the years ended December 31:

                                                             1997       1998
                                                           ---------  ---------
     Current provision.................................... $     --   $     --
     Deferred benefit.....................................  (153,363)  (638,315)
                                                           ---------  ---------
                                                            (153,363)  (638,315)
     Change in valuation allowance........................   153,363    638,315
                                                           ---------  ---------
     Total provision for income taxes..................... $     --   $     --
                                                           =========  =========

   The Company's deferred tax assets at December 31, 1997 and 1998 which consist exclusively of net operating loss carryforwards of $153,363 and $791,678, respectively, are offset by a full valuation allowance. Based upon the Company's limited operating history and management's expectation of future profitability, management believes, based upon the evidence available, that a full valuation allowance is necessary. The Company's net operating loss carryforwards of $404,013 and $1,922,365 at December 31, 1997 and 1998, respectively, begin expiring in 2012.

                             LIFEMINDERS.COM, INC.

9. Related Party Transactions

   During 1996 and 1997, two stockholders loaned $35,236 and $53,319, respectively, to assist the Company in paying its obligations. The Company repaid $10,000 of the loan during 1996 and $53,919 during 1997. At December 31, 1997, the outstanding loan balance of $24,636 was forgiven by the stockholders and recorded as additional paid-in capital by the Company.

   During 1998, the Company incurred $84,000 in contractor expenses from a company in which a shareholder of the Company is also the President of the company which provided the services. At December 31, 1998, an accounts payable balance of $3,500 was outstanding to this entity.

   Also in 1998, the Company incurred $18,000 in consulting expenses from a company in which a shareholder of the Company is also the President of the company that provided the services.

10. Basic and Diluted Loss per Common Share:

   The Company implemented SFAS No. 128, Earnings Per Share, in 1998, which requires certain disclosures relating to the calculation of earnings per common share. The following is a reconciliation of the numerators and denominators of the basic and diluted loss per common share computations.

 Basic and diluted net loss per common share:

                            For the period
                            August 9, 1996                               Six months
                          (date of inception) Year ended December 31,       ended
                            to December 31,   -------------------------   June 30,
                                 1996            1997          1998         1999
                          ------------------- -----------  ------------  -----------
                                                                         (unaudited)
Net loss available to
 common stockholders....       $(35,073)      $  (479,100) $ (2,104,243) $(6,839,631)
                               ========       ===========  ============  ===========
Weighted-average shares
 of common stock shares
 outstanding............        638,576         2,024,183     2,620,000    2,620,083
                               ========       ===========  ============  ===========
Basic and diluted net
 loss per common share..       $  (0.05)      $     (0.24) $      (0.80) $     (2.61)
                               ========       ===========  ============  ===========

   For the year ended December 31, 1997, 1,000,000 shares of preferred stock, which are convertible into common stock, are not included in the computation of diluted earnings per share as a result of their antidilutive effect. For the year ended December 31, 1998, and for the six months ended June 30, 1999, options to purchase 362,700 and 1,083,906 (unaudited) shares of common stock at $1.00 per share and weighted average exercise of $1.20 per share, respectively, and 2,000,000 and 6,873,247 shares of preferred stock, respectively, which are convertible into common stock, are not included in the computation of diluted earnings per share as a result of their antidilutive effect.

                             LIFEMINDERS.COM, INC.

11. Subsequent Events (unaudited)

   On May 28, 1999, the Company Amended and Restated its Articles of Incorporation to authorize 2,252,874 shares of mandatorily redeemable convertible preferred stock and issued 2,252,874 shares of Series D convertible preferred stock at an approximate price of $4.71 per share and total proceeds of $10,600,000. The Series D preferred stock are mandatorily redeemable and have the same redemption rights as the Series A, Series B and Series C preferred stock.

   In the May 28, 1999 Amendment to the Articles of Incorporation, the mandatory redemption date for the Series A, Series B and Series C convertible preferred stock has been amended to be the same as the Series D shares which is upon the earlier of (1) the fifth anniversary of the issuance of Series D convertible preferred stock or (2) the occurrence of a liquidation and/or material and incurable breach by the Company of the Amended and Restated Articles of Incorporation. The redemption price is equal to the original issuance price of each respective share, plus all accrued but unpaid dividends. As of June 30, 1999, the preferred stock carrying value has been accreted to increase the carrying value for cumulative dividends and a portion of direct issuance costs.

   In the May 28, 1999 Amendment of the Articles of Incorporation, automatic conversion of convertible preferred stock has been amended to convert upon an initial public offering, net of any and all underwriters' discounts, commissions and expenses and registration expenses, of at least $20,000,000 and at an offering price per share of common stock that is equal or greater than two times the current applicable conversion price for the Series D convertible preferred stock.

   In the May 28, 1999 Amendment to the Articles of Incorporation, the liquidation preference was amended to provide the holders of Series D convertible preferred stock with the same liquidation preference as the holders of Series A , B, C and D convertible preferred stock.

 Lease for Office Space (unaudited)

   On June 30, 1999, the Company entered into a lease for additional office space in Herndon, Virginia. The lease ends August 31, 2004 and has minimum annual lease payments of $226,695 for the first year and are increased an annual rate of 3.0%. In accordance with the lease agreement, the Company is required to have a letter of credit as a security deposit throughout the lease term. On June 18, 1999, the Company entered into a letter of credit for $100,000, which expires November 11, 2000. The letter automatically renews on an annual basis if notice is not received within 60 days of the anniversary date until final expiration on November 11, 2004.

   In addition, during August 1999, the Company entered into a one-year lease which has minimum annual payments of $51,600 and ends during August 2000. This lease was previously a month-to-month lease.

 Line of Credit (unaudited)

   On August 19, 1999, the Company amended their existing $1,000,000 line of credit, which includes $850,000 for working capital expenditures and $150,000 for a business credit line, to be increased to $1,350,000 which includes $1,000,000 for working capital expenditures, $250,000 for a business credit line, and a $100,000 letter of credit for leased office space. Collateral and the expiration date of November 10, 1999 have not been amended.

   In connection with the amendment, the Company is no longer required to maintain a monthly quick ratio financial covenant of 1 to 1. Fees paid to the bank in relation to the amendment of the line and waiver of the quick ratio financial covenant totaled $50,000.

                             LIFEMINDERS.COM, INC.

 Series E Mandatorily Redeemable Convertible Preferred Stock (unaudited)

   On September 23, 1999, the Company issued 2,791,993 shares of Series E mandatorily redeemable convertible preferred stock at $8.09 per share for cash proceeds of approximately $22.6 million. The terms of the Series E mandatorily redeemable convertible preferred stock are substantially the same as Series A, B, C and D mandatorily redeemable convertible preferred stock.

 Accounting for Stock Option Issued to Employees (unaudited)

   During the period from July 1, 1999 to September 23, 1999, the Company granted 560,900 options under the 1998 Employee Stock Option Plan. The Company has estimated the fair value of the underlying common stock on the date of the option grants was in excess of the exercise price of the options. As a result, the Company recorded additional deferred compensation of $1.5 million (unaudited) for the period. This amount will be recorded as a reduction to stockholders' equity (deficit) and is being amortized as a charge to operations over the vesting period of the stock options.

[LifeMinders.com will insert a one page, four color version of its consumer print effort which focuses on the life management system for members.]

                                      Shares

                             [LifeMinders.com Logo]

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                               HAMBRECHT & QUIST

                           THOMAS WEISEL PARTNERS LLC

                            PAINEWEBBER INCORPORATED

                            WIT CAPITAL CORPORATION

                               ----------------

                                       , 1999

                               ----------------
   You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

   No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

   Until    , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade in the securities in this offering, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II. Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

   We estimate that our expenses to be paid in connection with the offering (other than underwriting discounts, commissions and reasonable expense allowances) will be as follows:

      SEC registration fee................................................. $
      NASD filing fee...................................................... $
      Nasdaq National Market listing fee................................... $
      Printing and engraving expenses...................................... $
      Accounting fees and expenses......................................... $
      Legal fees and expenses.............................................. $
      Miscellaneous........................................................ $
                                                                            ---
        Total.............................................................. $
                                                                            ===

Item 14. Indemnification of Directors and Officers.

   LifeMinders.com organized under the laws of the State of Delaware. Our Restated Certificate of Incorporation provides that we shall indemnify our current and former directors and officers, and may indemnify our current and former employees and agents, against any and all liabilities and expenses incurred in connection with their services in those capacities to the maximum extent permitted by Delaware law.

   The Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents (each, a "Corporate Agent") against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

   In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

   To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Our Restated Certificate of Incorporation requires us to advance expenses to any person entitled to indemnification, provided that such person undertakes to repay the advancement if it is determined in a final judicial decision from which there is no appeal that such person is not entitled to indemnification.

   The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the certificate of incorporation, by laws, agreement, vote of stockholders or disinterested directors or otherwise.

   Our Restated Certificate of Incorporation permits us to secure insurance on behalf of our directors, officers, employees and agents for any expense, liability or loss incurred in such capacities, regardless of whether the Restated Certificate of Incorporation or Delaware law would permit indemnification against such expense, liability or loss.

   The purpose of these provisions is to assist us in retaining qualified individuals to serve as our directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.

Item 15. Recent Sales of Unregistered Securities.

   During the past three years, the following securities were issued by LifeMinders.com without registration under the Securities Act:

   In June 1997, we issued and sold 22,661 shares of common stock to H. Joseph Engle for $25,000, 415,984 shares of common stock to Hugh Ronalds for services rendered, and 104,458 shares of common stock to John Chapin for $10,227.

   In July 1997, we issued and sold 104,458 shares of common stock to John Chapin for $10,227, and in August 1997, we issued and sold 46,825 shares of common stock to John Chapin for $4,546.

   In November 1997, we issued and sold 257,000 shares of common stock to Targeted Marketing Systems, Inc. for $200,000 and 50,000 shares of common stock to Frans Kok for $100.

   In June 1998, we issued and sold 50,000 shares of common stock to Frans Kok for $1.

   In June 1999, we issued and sold 7,500 shares of common stock to George Pickering for $7,500.

   In July 1999, we issued and sold 37,000 shares of common stock to Harry Layman for $37,000 and 15,000 shares of common stock to Frank Lyman for $15,000.

   In November 1997, we issued and sold 1,000,000 shares of Series A Convertible Preferred Stock to five (5) accredited investors at a purchase price of $1.00 per share. Additionally, we issued options to such investors to purchase up to 1,000,000 shares of Series B Convertible Preferred Stock at an exercise price of $1.00 per share, all of which options were exercised in June 1998. Our outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall automatically convert into common stock upon consummation of the offering.

   In January 1999, we issued and sold 2,620,373 shares of Series C Convertible Preferred Stock to five (5) accredited investors at a purchase price of $1.5265 per share. Our outstanding Series C Convertible Preferred Stock shall automatically convert into common stock upon consummation of the offering.

   In May 1999, we issued and sold 2,252,874 shares of Series D Convertible Preferred Stock to eight (8) accredited investors at a purchase price of $4.7051 per share. Our outstanding Series D Convertible Preferred Stock shall automatically convert into common stock upon consummation of the offering.

   In September 1999, we issued and sold 2,791,993 shares of Series E Convertible Preferred Stock to 31 accredited investors at a purchase price of $8.0868 per share. Our outstanding Series E Convertible Preferred Stock shall automatically convert into common stock upon consummation of the offering.

   As of August 31, 1999, options to purchase 1,636,056 shares of common stock were available and reserved for issuance under the 1998 Stock Option Plan and options to purchase 1,119,906 shares of common stock had been granted under the plan and were outstanding. A total of 59,500 shares of common stock have been issued pursuant to the exercise of options under the stock option plan. The exercise price of the options for our common stock ranges from $1.00 to $4.83 per share.

   All the above transactions were exempt from registration pursuant to Sections 3(b), 4(2) or 4(6) of the Securities Act.

Item 16. Exhibits.

   The following exhibits are filed as part of this registration statement:

 EXHIBIT
   NO.                           DESCRIPTION                           PAGE NO.
 -------                         -----------                           --------
  1.1    Form of Underwriting Agreement between the Company and
         Hambrecht & Quist, Thomas Weisel Partners LLC, PaineWebber
         Incorporated and Wit Capital Corporation.*
  3.1    Restated Certificate of Incorporation.
  3.2    Bylaws.
  4.1    Form of common stock certificate.*
  5.1    Opinion of Venable, Baetjer and Howard, LLP regarding
         legality.*
 10.1    E-Commerce Agreement between the Company and Lycos, Inc.
         dated as of August 25, 1999.+
 10.2    Office Building Lease Agreement between the Company and
         Sovran Limited Company dated June 11, 1999.*
 10.3    Trustee License Agreement between the Company and Trust
         Universal Standards in Electronic Transactions dated March
         12, 1999.*
 10.4    Starter Kit Loan and Security Agreement, as amended,
         between the Company and Imperial Bank dated November 10,
         1998.*
 10.5    Employment Agreement between the Company and Stephen R.
         Chapin, Jr. dated November 12, 1997.*
 10.6    Employment Agreement between the Company and John Chapin
         dated November 1, 1997.*
 10.7    Consulting Letter Agreement between the Company and Johan
         Hekelaar, Inc. dated November 10, 1997.*
 10.8    Consulting Agreement between the Company and Lordhill
         Company dated June 1, 1997 as amended by the Consulting
         Letter Agreement between the Company and Lordhill Company
         dated March 27, 1998.*
 10.9    The Company's 1998 Stock Option Plan.*
 10.10   Form of Lock-up Agreement between the Company and Hambrecht
         & Quist, Thomas Weisel Partners LLC, PaineWebber
         Incorporated and Wit Capital Corporation.*
 23.1    Consent of PricewaterhouseCoopers LLP, independent
         accountants.
 23.2    Consent of Venable, Baetjer and Howard, LLP (included in
         Exhibit 5.1).*
 24      Power of Attorney (filed as part of signature page).
 27      Financial Data Schedule.

--------
*  To be filed by amendment.
+  Confidential treatment requested for portions of this document.

Item 17. Undertakings.

   (a) The undersigned LifeMinders.com hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement). Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Herndon, Virginia on the 24th day of September 1999.

                                          LIFEMINDERS.COM, INC.

                                                 /s/ Stephen R. Chapin, Jr.
                                          By: _________________________________
                                                   Stephen R. Chapin, Jr.
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen R. Chapin, Jr. and Joseph S. Grabias and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
      /s/ Stephen R. Chapin, Jr.       Chairman of the Board      September 24, 1999
______________________________________  President and Chief
        Stephen R. Chapin, Jr.          Executive Officer
                                        (Principal Executive
                                        Officer)

        /s/ Joseph S. Grabias          Vice President and Chief   September 24, 1999
______________________________________  Financial Officer
          Joseph S. Grabias             (Principal Financial
                                        Officer)

       /s/ E. Rogers Novak, Jr.        Director                   September 24, 1999
______________________________________
         E. Rogers Novak, Jr.

         /s/ B. Gene Riechers          Director                   September 24, 1999
______________________________________
           B. Gene Riechers

       /s/ Douglas A. Lindgren         Director                   September 24, 1999
______________________________________
         Douglas A. Lindgren

         /s/ Philip D. Black           Director                   September 24, 1999
______________________________________
           Philip D. Black

       /s/ Jonathan B. Bulkeley        Director                   September 24, 1999
______________________________________
         Jonathan B. Bulkeley

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
   1.1       Form of Underwriting Agreement between the Company and Hambrecht &
             Quist, Thomas Weisel Partners LLC, PaineWebber Incorporated and
             Wit Capital Corporation.*
   3.1       Restated Certificate of Incorporation.
   3.2       Bylaws.
   4.1       Form of common stock certificate.*
   5.1       Opinion of Venable, Baetjer and Howard, LLP regarding legality.*
  10.1       E-Commerce Agreement between the Company and Lycos, Inc. dated as of August 25, 1999.+
  10.2       Office Building Lease Agreement between the Company and Sovran
             Limited Company dated June 11, 1999.*
  10.3       Trustee License Agreement between the Company and Trust Universal
             Standards in Electronic Transactions dated March 12, 1999.*
  10.4       Starter Kit Loan and Security Agreement, as amended, between the
             Company and Imperial Bank dated November 10, 1998.*
  10.5       Employment Agreement between the Company and Stephen R. Chapin,
             Jr. dated November 12, 1997.*
  10.6       Employment Agreement between the Company and John Chapin dated
             November 1, 1997.*
  10.7       Consulting Letter Agreement between the Company and Johan
             Hekelaar, Inc. dated November 10, 1997.*
  10.8       Consulting Agreement between the Company and Lordhill Company dated June 1, 1997 as amended by the Consulting Letter Agreement between the Company and Lordhill Company dated March 27, 1998.*
  10.9       The Company's 1998 Stock Option Plan.*
  10.10      Form of Lock-up Agreement between the Company and Hambrecht &
             Quist, Thomas Weisel Partners LLC, PaineWebber Incorporated and
             Wit Capital Corporation.*
  23.1       Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.2       Consent of Venable, Baetjer and Howard, LLP (included in Exhibit
             5.1).*
  24         Power of Attorney (filed as part of signature page).
  27         Financial Data Schedule.

--------
*  To be filed by amendment.
+  Confidential treatment requested for portions of this document.